Exhibit 1.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

SWEPI LP,

and

ULTRA RESOURCES, INC.

AND

UPL PINEDALE, LLC,

Dated August 13, 2014

Relating to Oil and Gas Interests in Sublette County, Wyoming

and to

Oil and Gas Interests in Tioga, Potter, Bradford, Cameron, Centre,
Clearfield, Elk, Indiana, Jefferson, Lycoming, Sullivan
and Westmoreland Counties in Pennsylvania

TABLE OF CONTENTS

ARTICLE 1 – DEFINITIONS, INTERPRETATION		1

ARTICLE 2 – PURCHASE AND SALE		17
2.1	Purchase and Sale of Assets.	17
2.2	Assets Subject to Existing Agreements and Legal Requirements.	18
2.3	Consideration.	18
2.4	Performance Deposit.	18
2.5	Qualified Intermediary.	19

ARTICLE 3 – ENVIRONMENTAL MATTERS		20
3.1	SWEPI Assets.	20
3.2	ULTRA Assets.	20

ARTICLE 4 – TITLE MATTERS		20
4.1	SWEPI Assets.	20
4.2	ULTRA Assets	20
4.3	Consents to Assignment and Preferential Rights to Purchase.	21

ARTICLE 5 – CLOSING		22
5.1	Closing Conditions.	22
5.2	Time and Place.	23
5.3	Closing.	23

ARTICLE 6 – GENERAL REPRESENTATIONS AND WARRANTIES		25
6.1	Seller’s Representations & Warranties.	25
6.2	Limitations on Seller’s Representations and Warranties.	29
6.3	Purchaser’s Representations & Warranties.	31

ARTICLE 7 – COVENANTS OF THE PARTIES		33
7.1	Access to Properties and Information.	33
7.2	Notification of Breaches.	33
7.3	Operation of the Business.	34
7.4	Indemnity Regarding Access.	36
7.5	Governmental Reviews.	36
7.6	Operatorship and Seller Guaranties.	38
7.7	Recording & Filing.	38
7.8	Notice to Third Persons.	38
7.9	Property Records.	38
7.10	Use of Name.	39
7.11	Seller’s Insurance.	39
7.12	Employee Matters.	39
7.13	Seller’s Continued Access to Records.	39
7.14	Data Privacy.	39
7.15	Financial Statements.	40
7.16	Emissions Credits.	41

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ARTICLE 8 – ACCOUNTING FOR REVENUE & EXPENSES		41
8.1	Adjustments for Seller Amounts and Purchaser Amounts.	41
8.2	Accounting for Imbalances.	43

ARTICLE 9 – TAX MATTERS		44
9.1	SWEPI Assets - Property Taxes.	44
9.2	ULTRA Assets – Property Taxes.	45
9.3	Apportionment of Taxes.	46
9.4	Transfer Taxes.	46
9.5	Tax Reporting of the Allocation of Consideration Exchanged.	46
9.6	Cooperation on Tax Returns and Tax Proceedings.	46
9.7	Seller’s Tax Indemnity.	46
9.8	Purchaser’s Tax Indemnity.	47
9.9	Indemnification Payment.	47
9.10	Survival and Conflict.	47

ARTICLE 10 – PURCHASER’S ASSUMED OBLIGATIONS		47
10.1	Purchaser’s Assumed Obligations.	47
10.2	Plugging and Abandonment of Wells, Removal of Facilities.	49
10.3	Environmental Obligations.	50
10.4	Abandonment Security for Assumed Obligations.	50

ARTICLE 11 – INDEMNIFICATION		51
11.1	Indemnification.	51
11.2	Exclusive Remedy.	55

ARTICLE 12 – CASUALTY LOSS		56
12.1	Casualty Loss prior to Closing.	56

ARTICLE 13 – TERMINATION		57
13.1	Termination.	57
13.2	Effect of Termination.	58

ARTICLE 14 – DISCLAIMERS; WAIVERS, RELEASES		59
14.1	Sale “As Is” “Where Is”/ Release for Physical and Environmental Condition.	59
14.2	DISCLAIMER OF WARRANTIES FOR ASSETS.	60
14.3	DISCLAIMER REGARDING INFORMATION.	61
14.4	DISCLAIMER REGARDING ASBESTOS AND NORM.	61
14.5	DISCLAIMER AS TO TITLE TO ASSETS AND PIPELINES.	61
14.6	CONSPICUOUSNESS.	62

ARTICLE 15 – ADMINISTRATIVE PROVISIONS		62
15.1	Expenses of Sale.	62
15.2	Third Party Rights.	62
15.3	Further Actions.	62
15.4	Assignment.	62
15.5	Notices.	63
15.6	Public Announcements.	64

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15.7	Time Limits; Waiver.	64
15.8	Applicable Law.	64
15.9	Severance of Invalid Provisions.	65
15.10	Construction & Interpretation.	65
15.11	Days.	66
15.12	Integrated Agreement.	66
15.13	Binding Effect.	66
15.14	Multiple Counterparts.	66
15.15	Fair Notice Disclosure Statement.	66
15.16	WAIVER OF CONSUMER RIGHTS UNDER THE DTPA.	67
15.17	Joint and Several Liability.	67

ARTICLE 16 – DISPUTE RESOLUTION		68

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In relation to the SWEPI Assets:

Exhibits:

A-1	Mineral Interests
A-2	Wells
A-3	Surface Interests
A-4	Vehicles
A-5	Emissions Credit Information
A-6	Assignment, Conveyance and Bill of Sale
A-7	Special Warranty Deed (Office Building)
A-7.12	Employee Matters
A-G	Data Privacy
A-H	Financial Statements
A-I	ULTRA Parent Company Guaranty
D-1	Non-Foreign Affidavit

Schedules:

A-A	Excluded Contracts
A-B	Excluded Assets
A-2.3	Allocated Values
A-3.2	Environmental Matters
A-4.2	Title Matters
A-6.1(e)	Governmental Authorizations
A-6.1(f)	Compliance with Laws
A-6.1(g)	Litigation
A-6.1(i)	Consents and Preferential Rights
A-6.1(j)	Wells and Equipment
A-6.1(k)	Material Contracts
A-6.1(n)	Environmental Matters
A-6.1(p)	Permits and Bonds
A-6.1(u)	Tax Proceedings and Audits

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In relation to the ULTRA Assets:

Exhibits:

B-1a	Mineral Interests covering lands inside the ULTRA-SWEPI AMI
B-1b	Mineral Interests covering lands outside the ULTRA-SWEPI AMI
B-2	Wells
B-3	Surface Interests
B-4	Vehicles
B-6	Assignment, Conveyance and Bill of Sale
B-7	Seismic License Agreement for Marshlands Seismic Data
B-10.1.1	Other Retained Obligations
B-11	Settlement Agreement
D-2	Non-Foreign Affidavit

Schedules:

B-A	Excluded Contracts
B-B	Excluded Assets
B-2.3b1	Allocated Values (Marshlands Mineral Interests)
B-2.3b2	Allocated Values (Marshlands Wells)
B-6.1(e)	Governmental Authorizations
B-6.1(g)	Litigation
B-6.1(h)	Taxes and Royalties
B-6.1(i)	Consents and Preferential Rights
B-6.1(k)	Material Contracts
B-6.1(p)	Permits and Bonds
B-6.1(u)	Tax Proceedings and Audits

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated August 13, 2014 (the “Execution Date”), by and between SWEPI LP, a Delaware limited partnership (“SWEPI”), the address for which is 150-C N. Dairy Ashford, Houston, Texas 77079, and ULTRA RESOURCES, INC., a Wyoming corporation (“ULTRA Seller”) and UPL PINEDALE, LLC, a Delaware limited liability company (“ULTRA Purchaser” and together with ULTRA Seller, “ULTRA”), the address for which is 400 N. Sam Houston Parkway E., Suite 1200, Houston, Texas 77060. SWEPI and ULTRA are sometimes separately referred to as a “Party” and are sometimes collectively referred to as “Parties.”

WHEREAS, subject to the terms and conditions set forth in this Agreement, ULTRA desires to purchase from SWEPI, and SWEPI desires to sell to ULTRA, SWEPI’s interests in oil and gas exploration, development and producing properties located in Sublette County, Wyoming and certain related assets.

WHEREAS, subject to the terms and conditions set forth in this Agreement, SWEPI desires to purchase from ULTRA, and ULTRA desires to sell to SWEPI, certain of ULTRA’s interests in oil and gas exploration, development and producing properties located in Tioga, Potter, Bradford, Lycoming, Cameron, Elk and Clearfield Counties in Pennsylvania and certain related assets.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, SWEPI and ULTRA agrees as follows:

ARTICLE 1 – DEFINITIONS, INTERPRETATION

1.1           The following terms as used in this Agreement shall have the definitions set forth below:

“Access Period” has the meaning set forth in Section 7.15(a).

“Accounting Notice” has the meaning set forth in Section 8.1.1(a).

“Accounting Referee” has the meaning set forth in Section 8.1.1(b).

“Affiliate(s)” means any Person that (a) controls, either directly or indirectly, a Party, or (b) is controlled, directly or indirectly, by such Party, or (c) is, directly or indirectly, controlled by a Person that directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a Person.

“Agreement” has the meaning set forth in the Preamble.

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“Aggregate Indemnity Deductible” means (a) where SWEPI is the Seller, Eighteen Million Dollars ($18,000,000.00) and (b) where ULTRA is the Seller, Seven Million Two Hundred Thousand Dollars ($7,200,000.00).

“Allocated Value” has the meaning set forth in Section 2.3.

"Anti-Bribery Laws and Obligations" means: (i) the laws relating to combating bribery and corruption in the countries of each of the parties’ place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each of the parties’ ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities; and (ii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries; and (iii) the UK Anti-Bribery Act 2010.

“Assets” means (a) the SWEPI Assets, in respect of the sale by SWEPI to ULTRA; and (b) the ULTRA Assets, in respect of the sale by ULTRA to SWEPI.

“Assignment” has the meaning set forth in Section 5.3(a).

“Assumed Obligations” has the meaning set forth in Section 10.1.

“Basic Documents” has the meaning set forth in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed for business in Houston, Texas.

“Business Employees” has the meaning set forth in Exhibit A-7.12 as to the SWEPI Assets.

“Casualty Loss” has the meaning set forth in Section 12.1.

“CERCLA” has the meaning set forth in the definition of “Environmental Law.”

“Claim Notice” has the meaning set forth in Section 11.1(d)(i).

“Closing” means (i) the execution and delivery of the operative conveyances and other Closing documents evidencing this transaction, and (ii) the payment of the ULTRA Cash Payment to SWEPI and (iii) the payment of any other amounts to be paid at Closing pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 5.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 6.1(q).

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“Confidentiality Agreement” means the ULTRA Confidentiality Agreement and the SWEPI Confidentiality Agreement, as each are defined in Section 7.1.

“Consent” means any consent to assignment required under any agreement evidencing a Hydrocarbon Interest, except (i) those which are customarily obtained after Closing, (ii) consents from the Bureau of Land Management and (iii) those consents which are not to be unreasonably withheld.

“Data Exchange” has the meaning set forth in Section 7.1(a).

“DOJ” has the meaning set forth in Section 13.1(g).

“Effective Time” means 7:00 a.m. local time where the Assets are located on April 1, 2014.

“Emissions Credits” has the meaning set forth in clause (x) of the definition of “SWEPI Assets”.

“Environmental Law” means all applicable federal, state or local laws and regulations concerning or relating to the pollution, protection or restoration of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws have been and may be amended, replaced or substituted from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Environmental Obligations” has the meaning set forth in Section 10.3.

“Equipment” has the meaning set forth in the definition of “Assets.”

“Estimated Net Casualty Loss” has the meaning set forth in Section 12.1.

“Excluded Assets” means the following:

(i)           the Excluded Records;

(ii)         any Basic Documents which (a) exclusively relate to properties owned by Seller or Seller Group other than the Seller Assets; or (b) are listed, in the case of the sale of the SWEPI Assets, on Schedule A-A, and, in the case of the sale of the ULTRA Assets, on Schedule B-A;

(iii)         the copies of Records retained by Seller pursuant to Section 7.9;

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(iv)        any intellectual property owned by Seller or Seller Group (including all data, files and records relating thereto), including without limitation, all software, trademarks, trade names and service names, any interpretative techniques and processes ( including without limitation, any interpretive geological and geophysical information, reprocessed geophysical information, economic analysis, and any information or other similar proprietary data which might reveal Seller’s or their Affiliates’ economic guidelines or other methods or systems by which Seller or their Affiliates conduct their economic analyses), and any similar proprietary data and, in the case of SWEPI as Seller, includes any rights in trademarks and service names, registered or unregistered also containing the word “Shell,” or the Shell Pecten logo and, in the case of ULTRA as Seller, includes any rights in trademarks and service names, registered or unregistered also containing the word “Ultra,” or the Ultra Petroleum logo;

(v)         any future or existing accounts receivable, tax credits or refunds, contract refunds, insurance premium refund or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Seller (including, without limitation, any joint operating or unit operating agreement audit claims), any of which are attributable to Seller’s ownership of the Assets prior to the Effective Time;

(vi)        all corporate, partnership, financial, tax, and legal (other than title) records of the Seller;

(vii)       any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(viii)      all rights and interests of the Seller (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of the Seller against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Seller’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to Seller’s Retained Obligations and (ii) under any bond posted with any Governmental Authority;

(ix)         all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof;

(x)          Seller’s exclusive use arrangements with title abstract facilities and all documents and instruments of the Seller that may be protected by an attorney client privilege, other than title opinions, and all data that cannot be disclosed to the Purchaser as a result of confidentiality arrangements under agreements with third parties;

(xi)         all licensed radio frequencies and associated communications infrastructure and equipment, including towers, antennas, data links and network circuits;

(xii)        all of SWEPI’s geophysical information, interpretations or analyses thereof relating to SWEPI’s 3D and 2D seismic data, including any reprocessed information, but the Assets will include any reprocessed data owned by SWEPI to the extent relating to data licensed by ULTRA;

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(xiii)       all of ULTRA’s geophysical information, interpretations or analyses thereof relating to ULTRA’s 50% interest in seismic data owned jointly with SWEPI, including any reprocessed information, covering lands located within the ULTRA-SWEPI AMI but the Assets will include any reprocessed data owned by ULTRA to the extent relating to data licensed by SWEPI;

(xiv)       all of ULTRA’s geophysical information, interpretations or analyses thereof relating to ULTRA’s 3D and 2D seismic data, including any reprocessed information, covering lands outside the ULTRA-SWEPI AMI within Potter or Tioga County, Pennsylvania, but the Assets will include (at no cost to SWEPI) a perpetual, non-exclusive license to use (a) such data and (b) any reprocessed data owned by ULTRA to the extent relating to data licensed by SWEPI;

(xv)        All drilling rigs and related equipment, work over rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or servicing a well, and any other equipment, inventory, machinery, tools and other personal property, in each case solely to the extent any such item is not, on the Execution Date, being used or being held for use in connection with the operation of any of the Assets; and

(xvi)       with respect to the SWEPI Assets, those items set forth on Exhibit A-B, and with respect to the ULTRA Assets, those items set forth on Exhibit B-B.

“Excluded Records” has the meaning set forth in the definition of “Assets.”

“Execution Date” has the meaning set forth in the Preamble.

“Filings” has the meaning set forth in Section 7.15(a).

“Final Accounting” has the meaning set forth in Section 8.1.1(a).

“Final Accounting Date” has the meaning set forth in Section 8.1.1(a).

“FTC” has the meaning set forth in Section 13.1(g).

“Fundamental Representations” means, as to the Seller, those representations and warranties set forth in Sections 6.1(a), (b), (c), (d), and (s), and as to Purchaser means those representations and warranties set forth in Section 6.3(a), (b), (c), and (d).

“Governmental Authority” means any national government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

“Governmental Authorizations” has the meaning set forth in the definition of “Assets.”

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“Hazardous Materials” means, for purposes of this Agreement only, any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise subject to regulation, investigation, control or remediation under any Environmental Law as a “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Interests” has the meaning set forth in the definition of “Assets.”

“Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.

“Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the platform, wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Laws.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including Property Taxes, Severance Taxes or Transfer Taxes), (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above, and (d) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (a), (b), or (c).

“Indemnified Party” has the meaning set forth in Section 11.1(e).

“Indemnifying Party” has the meaning set forth in Section 11.1(e).

“Individual Threshold” has the meaning set forth in Section 11.1(d)(ii)(B).

“Known/Knowledge” whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to such Party’s Knowledge,” “Known to such Party,” or “had actual Knowledge,” the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), the current officer and manager who devotes substantial attention to matters of such nature during the ordinary course of his or her employment. Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to such Party’s Knowledge,” “Known to such Party” or “had actual Knowledge.”

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“Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

“Losses” has the meaning set forth in Section 11.1(a).

“Marshlands Seismic Data” means the proprietary seismic data owned by ULTRA covering certain lands located in Potter County, Pennsylvania and Tioga County, Pennsylvania but located outside of the ULTRA-SWEPI AMI.

“Material Adverse Effect” means a material adverse effect on the ownership or operation of the Assets, taken as a whole; provided, however, that Material Adverse Effect shall not include adverse effects resulting from any of: changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; acts of nature, including hurricanes, storms, earthquakes and other natural disasters; acts or failures to act of Governmental Authorities; civil unrest or similar disorder; terrorist acts; changes or proposed changes in Laws or GAAP or the interpretation or enforcement thereof; effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1; failure to meet internal or third party projections or forecasts; and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruption).

“Material Contract” means any contract, agreement, order or other arrangement that is binding on the Assets or Purchaser’s ownership thereof after Closing that does not constitute or evidence a Mineral Interest, and that is of one or more of the following types:

(i)           is reasonably expected as of the date of this Agreement to obligate Seller to make or to receive, payments in any 12-month period commencing on or after the Effective Date of an amount in excess of $2,500,000 (excluding payments by Seller of royalties to lessors and revenue distributions as operator of the Properties, and payments to Seller for the sale of production from the Properties);

(ii)          restricts or will restrict Seller from freely engaging in any business in any manner or competing anywhere;

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(iii)         is a joint operation agreement, joint development agreement, joint venture agreement, exploration agreement, farmout agreement, farmin agreement, area of mutual interest agreement, data license agreement, acreage dedication agreement, or any contract or agreement pursuant to which any third party has the right to earn or acquire any of the Properties (other than pursuant to customary non-consent provisions);

(iv)        is a Hydrocarbon sale, gathering, treating, transportation, processing or storage agreement having a term extending more than six (6) months after the Effective Date and not cancellable by Seller without penalty on sixty (60) days’ notice or less;

(v)         provides for the operation or ownership of any Property with a value exceeding $1,000,000;

(vi)        is an agreement for indebtedness or securing any indebtedness;

(vii)       the primary purpose thereof was to indemnify another Person rather than the provision of goods or services;

(viii)      is an agreement that contains a call on or commitment of production;

(ix)         constitutes a lease under which Seller is lessor or lessee of personal property which lease involves an annual base rental of more than $500,000;

(x)          constitutes a lease for commercial space;

(xi)         is a judicial order, consent order, settlement agreement or similar document that affects the ownership or operation of any of the Assets; or

(xii)        is between Seller and any Affiliate of Seller.

“Mineral Interest” has the meaning set forth in the definition of “Assets.”

“NORM” has the meaning set forth in Section 14.4.

“Notice Period” has the meaning set forth in Section 11.1(e).

“Oil and Gas Interests” has the meaning set forth in the definition of “Assets.”

“Oil and Gas Property Taxes” has the meaning set forth in Section 9.1(a).

“Other Property Taxes” has the meaning set forth in Section 9.1(b).

“Outside Date” has the meaning set forth in Section 13.1(d)

“Party(ies)” has the meaning set forth in the Preamble.

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“Performance Deposit” has the meaning set forth in Section 2.4.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Pre-Acquisition Review” has the meaning set forth in Section 6.3(e).

“Preliminary Accounting” has the meaning set forth in Section 8.1.

“Properties” has the meaning set forth in the definition of “Assets.”

“Property Expense” means all capital expenses, joint interest billings, lease operating expenses, lease rentals, lease extension payments, bonuses and shut-in payments, royalties, overriding royalties, net profits interests, drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures, including those expenditures chargeable under applicable operating agreements, or other agreements consistent with the standards established by COPAS, that are attributable to the operation of the Assets conducted during the period in question, and shall include overhead for such period based upon the applicable joint operating agreement and COPAS and where no joint operating agreement is applicable, the overhead shall be on a per well basis of $25,000 per month (drilling well rate, pro-rated for partial months), and $2,500 per month (producing well rate, pro-rated for partial months) with on site and off site technical services not covered by overhead at a fixed rate basis; provided, however, that when applicable, Property Expenses shall include Taxes, which shall be allocated among the Parties as provided in Section 9.3.

“Property Taxes” means all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, including Other Property Taxes and Oil and Gas Property Taxes, but not including Income Taxes, Severance Taxes, or Transfer Taxes.

"Public Official" means any person acting in an official capacity for or on behalf of any government, ministry, body, department, agency, instrumentality or part of any of them, or any public international organization, or any political party or political party official or candidate for office.

“Purchaser” means (a) SWEPI in respect of the purchase of the ULTRA Assets; and (b) ULTRA Purchaser in respect of the purchase of the SWEPI Assets.

“Purchaser Amounts” has the meaning set forth in Section 8.1.

“Purchaser Group” means Purchaser and any Affiliate of Purchaser, and the respective directors, officers, employees, agents and representatives of Purchaser or any Affiliate of Purchaser.

“Qualifying Losses” has the meaning set forth in Section 11.1(d)(ii)

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“Records” has the meaning set forth in the definition of “Assets.”

“Respondent” has the meaning set forth in Section 16.2(a).

“Restricted Asset” has the meaning set forth in Section 4.3(b).

“Retained Obligations” has the meaning set forth in Section 10.1.1.

“Secured Obligations” has the meaning set forth in Section 10.4(a)

“Seller” means (a) SWEPI, in respect of the sale of the SWEPI Assets; and (b) ULTRA Seller, in respect of the sale of the ULTRA Assets.

“Seller Amounts” has the meaning set forth in Section 8.1.

“Seller Group” means Seller and any Affiliate of Seller, and the respective directors, officers, employees, agents and representatives of Seller or any Affiliate of Seller.

“Seller Guaranties” means any and all guaranties, letters of credit, bonds, cash deposits, and other sureties, indemnities and credit assurances provided to any Governmental Authority, contract counterparty or other Person by Seller or any of its Affiliates related to the Properties.

“Seller Taxes” means (a) any Income Taxes imposed by any applicable Law on Seller, Seller’s Affiliates or any consolidated, combined or unitary group of which Seller is or was a member; (b) all Property Taxes and Severance Taxes allocable to Seller pursuant to Section 9.1 or 9.2 (taking into account, and without duplication of, (1) such Property Taxes and Severance Taxes effectively borne by Seller as a result of the adjustments to the cash consideration paid at Closing and (2) any payments made from one Party to the other in respect of Property Taxes or Severance Taxes pursuant to Article IX; and (c) any Taxes (other than Income Taxes, Property Taxes and Severance Taxes) attributable to the ownership or operation of the Assets prior to the Effective Time pursuant to Section 9.7.

“Settlement Agreement” means the agreement in the form of Exhibit B-11 attached hereto.

“Severance Taxes” mean all extraction, production, excise, net proceeds, severance, windfall profit, and all other similar Taxes, and any penalties, additions to such Taxes, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.

“Subject County” means (a) in respect of the SWEPI Assets, Sublette County, Wyoming; and (b) in respect of the ULTRA Assets, Tioga, Potter, Bradford, Cameron, Elk, Indiana, Jefferson, Sullivan and Westmoreland Counties in Pennsylvania, and the lands in Centre, Lycoming and Clearfield Counties in Pennsylvania that are located within the Subject Townships (as defined below).

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“Subject Townships” means: (a) Boggs and Show Shoe Townships in Centre County, Pennsylvania, but to the limited extent, and only to the extent, of the lands covered by the ULTRA Lease #PA11684; (b) Cogan House, Gamble, Jackson, Lewis, Lycoming, McIntyre, McNett, Pine, Plunketts Creek, and Shippen Townships in Lycoming County, Pennsylvania; and (c) Goshen and Lawrence Townships in Clearfield County, Pennsylvania.

“Surface Interests” has the meaning set forth in the definition of “Assets.”

“SWEPI Assets” means all of SWEPI’s (or its Affiliates’) right, title and interest in and to the following, other than Excluded Assets:

(i)          all oil and gas leases, options, subleases, operating rights, reversionary interests, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place, and rights to extract and produce same or to share in production or the proceeds of production thereof (collectively, “Hydrocarbon Interests”) in and under the lands described on Exhibit A-1, including, without limitation, those Hydrocarbon Interests described in Exhibit A-1, all other Hydrocarbon Interests owned by Seller and covering lands lying within the Subject County, and all Hydrocarbon Interests covering lands pooled or unitized with any of the aforedescribed Hydrocarbon Interests (the Hydrocarbon Interests and other interests described in this subparagraph (i) collectively the “Mineral Interests”), and all tenements, hereditaments and appurtenances belonging to the Mineral Interests;

(ii)         the oil, gas, water, CO2, disposal, injection or other wells listed on Exhibit A-2 (the “Wells” and together with the Mineral Interests, the “Oil and Gas Interests”);

(iii)        the surface fee interests listed on Exhibit A-3, and the easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights or interests appurtenant to, and used or held for use in connection with ownership or operation of the Oil and Gas Interests (the “Surface Interests” and, together with the Oil and Gas Interests, the “Properties”);

(iv)        the equipment, machinery, fixtures, gas gathering systems, liquids gathering systems, production equipment, separation equipment, dehydration equipment, production measurement components, flowlines, water transfer lines, wellheads, pipelines, line pipe, pipe connections, fittings, flanges, welds, valves, manifolds, processing units, radiators and heaters, computer hardware, control and monitoring equipment, compressors and compression facilities, vapor recovery units, combustors, flares, electrical power generation equipment, FLIR infrared cameras and other emissions testing equipment, communications equipment, pumps, tanks, appliances and other tangible personal property, improvements and inventory located in the Subject County and used or held for use in connection with the Properties on the Execution Date (the “Equipment”);

(v)         the fixtures and other buildings and similar improvements located in the Subject County and used or held for use in connection with the Properties and the Equipment, including, storage sheds, towers, and office furniture, and the land on which any such fixtures, buildings and improvements are located (the “Buildings and Land”);

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(vi)        the Basic Documents (including, without limitation, the Material Contracts) and all rights accruing thereunder as they relate to any of the properties or other items described in this definition of SWEPI Assets;

(vii)       all Hydrocarbons within, produced from or attributable to the Mineral Interests or Wells from and after the Effective Time;

(viii)      the lease records, title records (including title opinions, takeoffs and ownership reports), well logs, production records, sales records, well files, land files, division order files, contract files, production and ad valorem tax records, regulatory files, environmental files, microseismic data, geological and geophysical data (but not seismic data), any reprocessed data owned by Seller to the extent relating to data licensed by Purchaser, and other records pertaining to the Assets, including cores, joint interest billing decks, revenue distribution decks, and engineering drawings and plans and specifications in Seller’s possession for any of the Equipment, as-built drawings and surveys of the Buildings and Land; but excluding however:

(A)           any data, information, software and records to the extent that disclosure or change in ownership in connection with the transactions contemplated by this Agreement is prohibited by applicable Law;

(B)           all work product of and attorney client communications with Seller’s counsel, to the extent related to Excluded Assets or Retained Obligations;

(C)           data and records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons;

(D)           any data, information and records to the extent relating to the Excluded Assets;

(E)           records containing Seller’s economic, reserves or investment forecasts, analyses, criteria, or rationales or similar information;

(F)           raw, processed and re-processed proprietary seismic data which is owned by Seller except this exclusion does not include any reprocessed data owned by Seller to the extent relating to data licensed by Purchaser; and

(G)           any such records that are transferrable only upon consent, payment of a license, transfer or other fee or royalty to a third Person, or transferrable only if Purchaser executes a license, royalty or other agreement with a third Person, unless Purchaser pays such fee or royalty or executes such license;

(The data, records, files, software and information referred to in clauses (A) through (G) above are referred to herein as the “Excluded Records,” and subject to such exclusions, the data, records, files, software and information described in this subsection (vii) are referred to herein as “Records,” which include but are not limited to all such Records in electronic format, if available);

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(ix)         any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor that are primarily used or primarily held for use in connection with the Oil and Gas Interests (“Governmental Authorizations”);

(x)          the vehicles and rolling stock listed on Exhibit A-4, and any other vehicles assigned to any Business Employees that are hired by Purchaser in accordance with the terms of Exhibit A-7.12;

(xi)         any emission reduction credits, emission offsets or similar credits (whether under voluntary or mandatory programs) held by Seller or any of its Affiliates that are exclusively related to the Assets and related to local, state or federal air quality Laws, regulations or plans, including those described in Exhibit A-5 (the “Emissions Credits”);

(xii)        all (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (B) liens and security interests in favor of Seller or any of its Affiliates, whether choate or inchoate, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as the operator or non-operator of any of the Properties;

(xiii) subject to adjustment in accordance with Section 8.1, any asset, property or interest acquired by Seller between the Effective Time and the Closing that would otherwise constitute an “Asset” if owned by Seller as of the Effective Time and for which Purchaser will assume the operating costs arising therefrom after Closing; and

(xiv)       all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) whether arising before, on, or after the Effective Time to the extent such rights, claims, and causes of action to the extent they are associated with Assumed Obligations under Sections 10.1, 10.2 and 10.3.

“Tax” means (i) all taxes, assessments, customs, duties, imposts, unclaimed property, fees and other governmental charges imposed by any Governmental Authority, including any federal, state or local income tax, gains tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, transaction tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, gross margin tax, windfall profits tax, profits tax, utility tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law or otherwise.

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“Tax Partnership” means any arrangement that is treated as a partnership for federal, state or local income tax purposes for which there has not been made a valid election under Section 761(a) of the Code (or similar applicable provision) effective for the taxable period including the Closing Date.

“Transaction Documents” has the meaning set forth in Section 15.12.

“Transfer Taxes” has the meaning set forth in Section 9.4.

“Transferred Employees” has the meaning given the term “Ultra Employees” in Exhibit A-7.12.

“ULTRA Assets” means all of ULTRA’s (or its Affiliates’) right, title and interest in and to the following, other than Excluded Assets:

(i)          all oil and gas leases, options, subleases, operating rights, reversionary interests, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place, and rights to extract and produce same or to share in production or the proceeds of production thereof (collectively, “Hydrocarbon Interests”) in and under the lands described on Exhibit B-1a and Exhibit B-1b, including, without limitation, those Hydrocarbon Interests described in Exhibit B-1a and Exhibit B-1b, all other Hydrocarbon Interests owned by Seller and covering lands lying within the Subject County, and all Hydrocarbon Interests covering lands pooled or unitized with any of the aforedescribed Hydrocarbon Interests (the Hydrocarbon Interests and other interests described in this subparagraph (i) collectively the “Mineral Interests”), and all tenements, hereditaments and appurtenances belonging to the Mineral Interests;

(ii)         the oil, gas, water, CO2, disposal, injection or other wells listed on Exhibit B-2 (the “Wells” and together with the Mineral Interests, the “Oil and Gas Interests”);

(iii)         the surface fee interests listed on Exhibit B-3, and the easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights or interests appurtenant to, and used or held for use in connection with ownership or operation of the Oil and Gas Interests (the “Surface Interests” and, together with the Oil and Gas Interests, the “Properties”);

(iv)        the equipment, machinery, fixtures, gas gathering systems, liquids gathering systems, production equipment, separation equipment, dehydration equipment, production measurement components, flowlines, water transfer lines, wellheads, pipelines, line pipe, pipe connections, fittings, flanges, welds, valves, manifolds, processing units, radiators and heaters, computer hardware, control and monitoring equipment, compressors and compression facilities, vapor recovery units, combustors, flares, electrical power generation equipment, FLIR infrared cameras and other emissions testing equipment, communications equipment, pumps, tanks, appliances and other tangible personal property, improvements and inventory located in the Subject County and used or held for use in connection with the Properties on the Execution Date (the “Equipment”);

(v)         the fixtures and other buildings and similar improvements located in the Subject County and used or held for use in connection with the Properties and the Equipment, including, storage sheds, towers, and office furniture, and the land on which any such fixtures, buildings and improvements are located (the “Buildings and Land”);

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(vi)        the Basic Documents (including, without limitation, the Material Contracts) and all rights accruing thereunder as they relate to any of the properties or other items described in this definition of Ultra Assets;

(vii)       all Hydrocarbons within, produced from or attributable to the Mineral Interests or Wells from and after the Effective Time;

(viii)      the lease records, title records (including title opinions, takeoffs and ownership reports), well logs, production records, sales records, well files, land files, division order files, contract files, production and ad valorem tax records, regulatory files, environmental files, microseismic data, geological and geophysical data, a non-exclusive, perpetual license to the Marshlands Seismic Data, any reprocessed data owned by Seller to the extent relating to data licensed by Purchaser and other records pertaining to the Assets, including, cores, joint interest billing decks, revenue distribution decks, and engineering drawings and plans and specifications in Seller’s possession for any of the Equipment, as-built drawings and surveys of the Buildings and Land; but excluding however:

(A)           any data, information, software and records to the extent that disclosure or change in ownership in connection with the transactions contemplated by this Agreement is prohibited by applicable Law;

(B)           all work product of and attorney client communications with Seller’s counsel, to the extent related to Excluded Assets or Retained Obligations;

(C)           data and records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons;

(D)           any data, information and records to the extent relating to the Excluded Assets;

(E)           records containing Seller’s economic, reserves or investment forecasts, analyses, criteria, or rationales or similar information;

(F)           raw, processed and re-processed proprietary seismic data owned by Seller except this exclusion does not include (i) any reprocessed data owned by Seller to the extent relating to data licensed by Purchaser, and (ii) the non-exclusive, perpetual license of the Marshlands Seismic Data to SWEPI; and

(G)           any such records that are transferrable only upon consent, payment of a license, transfer or other fee or royalty to a third Person, or transferrable only if Purchaser executes a license, royalty or other agreement with a third Person, unless Purchaser pays such fee or royalty or executes such license;

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(The data, records, files, software and information referred to in clauses (A) through (G) above are referred to herein as the “Excluded Records,” and subject to such exclusions, the data, records, files, software and information described in this subsection (vii) are referred to herein as “Records,” which include but are not limited to all such Records in electronic format, if available);

(ix)         any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor that are primarily used or primarily held for use in connection with the Oil and Gas Interests (“Governmental Authorizations”);

(x)          the vehicles and rolling stock listed on Exhibit B-4 and any other vehicles assigned to any Business Employees that are hired by Purchaser in accordance with the terms of Exhibit A-7.12;

(xi)         any emission reduction credits, emission offsets or similar credits (whether under voluntary or mandatory programs) held by Seller or any of its Affiliates that are exclusively related to the Assets and related to local, state or federal air quality Laws, regulations or plans;

(xii)        all (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (B) liens and security interests in favor of Seller or any of its Affiliates, whether choate or inchoate, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as the operator or non-operator of any of the Properties;

(xiii)      subject to adjustment in accordance with Section 8.1, any asset, property or interest acquired by Seller between the Effective Time and the Closing that would otherwise constitute an “Asset” if owned by Seller as of the Effective Time and for which Purchaser will assume the operating costs arising therefrom after Closing; and

(xiv)      all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) whether arising before, on, or after the Effective Time to the extent such rights, claims, and causes of action to the extent they are associated with Assumed Obligations under Sections 10.1, 10.2 and 10.3.

“ULTRA Cash Payment” means Nine Hundred Twenty Five Million Dollars ($925,000,000.00).

“ULTRA-SWEPI AMI” means the lands included in the area of mutual interest established under the Exploration and Area of Mutual Interest Agreement dated effective June 2, 2006, between Ultra Resources, Inc. and East Resources Inc. (predecessor in interest to SWEPI).

“ULTRA Parent Company Guaranty” means the parent company guaranty issued by Ultra Petroleum Corp., a Yukon corporation, in favor of SWEPI in the form attached as Exhibit A-I.

“ULTRA’s Auditor” has the meaning set forth in Section 7.15(c)

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“Union” has the meaning set forth in Section 6.1(q).

“Value” has the meaning set forth in Section 4.3(c)

“Wells” has the meaning set forth in the definition of “Assets.”

1.2           Interpretation.

This Agreement is intended by the Parties to apply to both the sale of the ULTRA Assets to SWEPI and the sale of the SWEPI Assets to ULTRA Purchaser, each of which is the consideration for the other. Accordingly, unless otherwise expressly stated to the contrary, or clearly inconsistent with the context, any reference to Seller in this Agreement shall mean:

(a)         SWEPI, in respect of the sale of the SWEPI Assets by SWEPI to ULTRA, and SWEPI shall have the rights and obligations of Seller in this regard; and

(b)         Ultra Seller, in respect of the sale of the ULTRA Assets by ULTRA Seller to SWEPI; and ULTRA Seller shall have the rights and obligations of Seller in this regard; and

any reference to Purchaser in this Agreement shall mean:

(c)         Ultra Purchaser, in respect of the purchase of the SWEPI Assets by ULTRA Purchaser; and ULTRA Purchaser shall have the rights and obligations of Purchaser in this regard; and

(d)            SWEPI, in respect of the purchase of the ULTRA Assets by SWEPI; and SWEPI shall have the rights and obligations of Purchaser in this regard.

ARTICLE 2 – PURCHASE AND SALE

2.1           Purchase and Sale of Assets.

(a)         On the terms and subject to the conditions contained in this Agreement, SWEPI agrees to sell to ULTRA Purchaser, and ULTRA Purchaser agrees to purchase the SWEPI Assets.

(b)         On the terms and subject to the conditions contained in this Agreement, ULTRA Seller agrees to sell to SWEPI, and SWEPI agrees to purchase the ULTRA Assets.

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2.2           Assets Subject to Existing Agreements and Legal Requirements.

The sale, transfer and conveyance of the Assets to each Purchaser will be made subject to, and each Purchaser agrees that by proceeding to Closing in accordance with the terms of this Agreement such Purchaser will accept the Assets subject to and agree to be bound to and to perform, any and all reservations, exceptions, limitations, contracts, assignments, leases and subleases, farmout agreements, joint or unit operating agreements, pooling agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments pertaining to the Assets (1) that are of record with any applicable county office in the Subject County, or (2) that have been disclosed or delivered to Purchaser for its review as part of the Data Exchange prior to Closing, or (3) that are listed or referred to on any Exhibit or Schedule; but expressly not including, and Purchaser does not agree to be subject to or bound by any areas of mutual interest or similar restrictions not set out in a Material Contract (the “Basic Documents”).

2.3           Consideration.

(a)         The consideration for the purchase of the SWEPI Assets by ULTRA Purchaser, as Purchaser, shall be the sale of the ULTRA Assets and the payment of the ULTRA Cash Payment to SWEPI.

(b)         The consideration for the purchase of the ULTRA Assets by SWEPI, as Purchaser, and the receipt of payment of the ULTRA Cash Payment from ULTRA Purchaser to SWEPI as Seller shall be the sale of the SWEPI Assets to ULTRA Purchaser.

(c)         On execution of this Agreement, ULTRA shall have delivered or caused to be delivered to SWEPI the ULTRA Parent Company Guaranty.

(d)          The foregoing consideration shall be subject to adjustment in accordance with Article 8.

(e)         Schedule A-2.3 sets forth ULTRA’s good faith allocation of value among the SWEPI Assets for all purposes under this Agreement, and Schedules B-2.3b1 and B-2.3b2 sets forth SWEPI’s good faith allocation of value among the ULTRA Assets for all purposes under this Agreement (with respect to any of the Assets, such value is referred to herein as the “Allocated Value” and collectively, the “Allocated Values”). ULTRA Seller has accepted such Allocated Values from SWEPI for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values, and SWEPI has accepted such Allocated Values from ULTRA for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

(f)         Payments to be made following the Closing under this Agreement shall be made by wire transfer of immediately available funds within ten (10) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party or Parties to the paying Party or Parties in writing) for the account of the respective receiving Party or Parties.

2.4           Performance Deposit.

Upon execution of this Agreement, ULTRA shall pay by wire transfer to SWEPI in immediately available funds, an amount equal to Twenty Five Million U.S. Dollars (U.S. $25,000,000.00) as a performance deposit (the “Performance Deposit”) in respect of the SWEPI Assets to be transferred to Purchaser hereunder.

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The Performance Deposit shall be a credit to ULTRA if the transactions contemplated by this Agreement close. The Performance Deposit is solely to assure the performance of ULTRA pursuant to the terms and conditions of this Agreement. If ULTRA fails, refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms hereof, SWEPI shall retain the Performance Deposit as provided in Section 13.2.

2.5           Qualified Intermediary.

Each Seller and each Purchaser hereby agree that this transaction may be completed as a like-kind exchange and that each Party will assist in completing the transaction as a like-kind exchange. As a like-kind exchange, Seller and Purchaser agree that Purchaser, in lieu of the purchase of the Assets from Seller for the consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) or Revenue Procedure 2000-37,2000-2 C.B. 308 in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of their rights under this Agreement to a Qualified Intermediary for the same purpose. In the event any Party assigns its rights under this Agreement pursuant to this Section 2.5, such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Purchaser agrees to (i) consent to Seller’s assignment of their rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the cash portion of the consideration payable pursuant to Section 2.3 (as may be adjusted under the terms of this Agreement) for the Assets into a qualified escrow or qualified trust account at Closing as directed in writing. If Purchaser assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Purchaser’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, (ii) accept the cash portion of the consideration payable pursuant to Section 2.3 (as may be adjusted under the terms of this Agreement) for the Assets from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Purchaser or the Qualified Intermediary as instructed by Purchaser in writing, the Assets that are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Purchaser acknowledge and agree that any assignment of this Agreement, shall not increase the costs, expenses or liabilities of a Party as a result of the other Party’s assignment of this Agreement to a Qualified Intermediary, shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof.

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ARTICLE 3 – ENVIRONMENTAL MATTERS

3.1           SWEPI Assets.

ULTRA, as Purchaser of the SWEPI Assets, represents that it has fully completed its own environmental due diligence investigation of the Assets and, except as set forth in Section 6.1(n), is not relying on any representation of SWEPI with respect to any environmental matter or liability related to Environmental Laws or the environmental condition of the Assets.

3.2           ULTRA Assets.

The rights and provisions of Schedule A-3.2 shall apply to that portion of the Oil and Gas Interests included in the ULTRA Assets that is located on the lands outside the ULTRA-SWEPI AMI. SWEPI as Purchaser of the ULTRA Assets, represents that it has fully completed its own environmental due diligence investigation of that portion of the ULTRA Assets located inside the ULTRA-SWEPI AMI and, except as set forth in Section 6.1(n), is not relying on any representation of ULTRA with respect to any environmental matter or liability related to Environmental Laws or the environmental condition of such ULTRA Assets.

ARTICLE 4 – TITLE MATTERS

4.1           SWEPI Assets.

ULTRA as Purchaser of the SWEPI Assets, represents that it has fully completed its own title due diligence investigation of the Assets and is not relying on any representation of SWEPI with respect to title to the SWEPI Assets; provided that nothing herein shall limit the effectiveness of the special warranty of title in the Assignment.

4.2           ULTRA Assets

The rights and provisions of Schedule A-4.2 shall apply only to that portion of the Oil and Gas Interests being sold by ULTRA Seller that is located on lands outside the ULTRA-SWEPI AMI. SWEPI as Purchaser of the ULTRA Assets, represents that it has fully completed its own title due diligence investigation on the ULTRA Assets except to the extent set forth in such Schedule A-4.2, including without limitation as to all the Oil and Gas Interests located on lands included in the ULTRA-SWEPI AMI, and SWEPI is not relying on any representation of ULTRA with respect to title to the ULTRA Assets except to the extent set forth in such Schedule A-4.2; provided that nothing herein shall limit the effectiveness of the special warranty of title in the Assignment.

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4.3           Consents to Assignment and Preferential Rights to Purchase.

(a)         Promptly after the Execution Date, Seller shall prepare and send (i) notices to the holders of any consents that are set forth, in the case of the SWEPI Assets, on Schedule A-6.1(i) and, in the case of the ULTRA Assets, on Schedule B-6.1(i) requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule A-6.1(i) and Schedule B-6.1(i) in compliance with the terms of such rights and requesting waivers of such rights. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, if any, and if none, the allocated value for such Asset as may be mutually agreed by Seller and Purchaser, and if no agreement can be reached, as resolved by Accounting Referee in accordance with the dispute resolution provisions of Section 8.1.1 (the “Value”). Seller shall use commercially reasonable efforts (at no cost to Seller) to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to the Closing. Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.

(b)         If a Consent has not been obtained as of the Closing or any other Consent request is denied in writing prior to the Closing with respect to an Asset (a “Restricted Asset”), then (1) the Restricted Asset shall not be conveyed at the Closing, (2) no adjustment at Closing shall be made in respect of the Allocated Value or Value of such Restricted Asset, (3) Seller shall use commercially reasonable efforts (and Purchaser shall assist Seller as reasonably requested) to obtain the consent of the third Persons required thereunder, and (4) Seller shall make the benefit of such Restricted Asset available to the Purchaser so long as the Purchaser reasonably cooperates with Seller in connection therewith. With respect to any such Restricted Asset as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, Seller shall transfer such Restricted Asset to Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to Purchaser and Seller.

(c)         In no event shall Seller be required to transfer to Purchaser any Asset for which a consent requirement has not been satisfied. If the applicable consent has not been obtained within 365 days following the Closing, then Seller will no longer hold the applicable Asset for the benefit of Purchaser, and if the Asset is an agreement evidencing a Hydrocarbon Interest, the Seller will pay the Allocated Value or Value of such Asset to the Purchaser.

(d)         If any third Person exercises a preferential right to purchase any Asset prior to the Closing, then Seller shall retain such Asset in order to convey such Asset(s) to such Person, Purchaser shall not purchase such Asset from Seller, and the Preliminary Accounting shall reflect a reduction in the consideration equal to the Allocated Value or Value of such Asset.

(e)         Should a third Person fail to exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired, then Seller shall retain such Asset in order to convey such Asset(s) to such Person, and the Preliminary Accounting shall reflect a reduction in the consideration equal to the Allocated Value or Value of the affected Asset(s). If any such third Person ultimately exercises such preferential right to purchase such Asset(s), the Seller shall convey the affected Asset(s) to such Person in accordance with the applicable agreement. If any such third Person ultimately fails to exercise such preferential right or waives such preferential right, then Seller shall convey the affected Asset(s) to Purchaser, and the Final Accounting shall reflect an increase in the consideration owed to Seller equal to the Allocated Value or Value of the affected Asset(s).

EACH PURCHASER SHALL ACQUIRE THE ASSETS “WHERE IS” AND “AS IS” WITH NO RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM EACH SELLER FOR ANY DEFECT TO OR LIEN OR ENCUMBRANCE UPON THE TITLE TO THE ASSETS EXCEPT FOR BREACHES OF ANY REPRESENTATIONS SET FORTH IN ARTICLE 6 OR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT OR WITH RESPECT TO THE ULTRA ASSETS, AS SET FORTH ON SCHEDULE A-4.2.

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ARTICLE 5 – CLOSING

5.1           Closing Conditions.

5.1.1        Purchaser’s Closing Conditions.

The obligations of each Purchaser to close the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser in its sole discretion) prior to the Closing Date of the following conditions:

(a)            (i) The representations and warranties of each Seller set forth in Section 6.1 that are qualified by materiality or with reference to a Material Adverse Effect shall be true and accurate at and as of the Closing as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such specified date) and the representations and warranties of Seller set forth in Section 6.1 that are not so qualified shall be true and accurate in all material respects at and as of the Closing as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such specified date), (ii) Seller shall have performed in all material respects those covenants and agreements of Seller set forth herein that are required to be performed prior to Closing, and (iii) Seller shall have delivered a certificate from a duly authorized officer of Seller confirming the foregoing.

(b)           Except for approvals and consents customarily obtained after Closing, all material consents from and filings with any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived, and all required waiting periods (including under the HSR Act, if applicable) shall have expired.

(c)           No injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and shall have remained in effect on the Closing Date.

(d)           The Assets shall not be encumbered by any liens and security interests that secure any indebtedness of Seller or any member of Seller Group.

(e)           Each Seller shall have delivered, or be ready, willing and able to deliver, to Purchaser, the deliverables of Seller set forth in Section 5.3.

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5.1.2        Seller’s Closing Conditions.

The obligations of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller in its sole discretion) prior to the Closing Date of the following conditions:

(a)            (i) The representations and warranties of Purchaser set forth in Section 6.3 shall be true and accurate at and as of the Closing as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and accurate, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, (ii) Purchaser shall have performed in all material respects those covenants and agreements of Purchaser set forth herein that are required to be performed prior to Closing, and (iii) Purchaser shall have delivered a certificate from a duly authorized officer of Purchaser confirming the foregoing.

(b)           Except for approvals and consents customarily obtained after Closing, all material consents from and filings with any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived, and all required waiting periods (including under the HSR Act, if applicable) shall have expired.

(c)           No injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and shall have remained in effect on the Closing Date.

(d)           Purchaser shall have delivered, or is ready, willing and able to deliver, to Seller, the deliverables of Purchaser set forth in Section 5.3.

5.2           Time and Place.

The Closing shall be held on September 30, 2014 (the “Closing Date”), at the offices of Seller at 150-C N. Dairy Ashford, Houston, Texas 77079, unless (i) otherwise mutually agreed or (ii) the FTC or the DOJ shall have issued a second request under the HSR Act, in which case the Closing Date shall be five (5) Business Days after all antitrust approvals have been obtained or all applicable antitrust waiting periods have expired. The time and place for Closing may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or postponement of the Closing shall not change the Effective Time.

5.3           Closing.

The following shall take place at the Closing which shall be simultaneous for both the ULTRA Assets and the SWEPI Assets:

(a)            Seller and Purchaser shall execute and deliver the transfers, assignments and bills of sale (collectively, the “Assignment”) using, in the case of the sale of the SWEPI Assets, the form attached hereto as Exhibit A-6 and, in the case of the sale of the ULTRA Assets, the form attached hereto as Exhibit B-6 along with, in both cases, any applicable forms of any Governmental Authorities, conveying the Assets to Purchaser as of the Effective Time.

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(b)            Seller shall procure and cause to be delivered the assignment of the Basic Documents to each Purchaser.

(c)            Ultra shall deliver or cause to be delivered those agreements, instruments and documents provided for in Section 10.4 hereof.

(d)            ULTRA shall pay for the account of SWEPI, in immediately available funds and pursuant to wire transfer instructions designated in advance by SWEPI to ULTRA in writing, an amount equal to the ULTRA Cash Payment (after deduction of the Performance Deposit), as adjusted by the Preliminary Accounting.

(e)            ULTRA and SWEPI shall execute and deliver (i) the non-exclusive, perpetual license of the Marshlands Seismic Data using the form attached hereto as Exhibit B-7 and (ii) the special warranty deeds covering the fee properties using, in the case of the sale of the SWEPI Assets, the forms attached hereto as Exhibit A-7.

(f)            SWEPI shall execute and deliver the Non-Foreign Affidavit attached as Exhibit D-1, and ULTRA Seller shall execute and deliver the Non-Foreign Affidavit attached as Exhibit D-2;

(g)           Seller and Purchaser shall execute and deliver (i) such designation of operator forms as are necessary to transfer operations to Purchaser for those Oil and Gas Interests that are operated by Seller and which are intended to be operated by Purchaser after the Closing, and (ii) such other remaining documents, letters-in-lieu of transfer orders, joinders, ratifications, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties.

(h)           Seller shall deliver to Purchaser copies of the executed consents obtained pursuant to Section 4.3 and notices and waivers of all preferential purchase rights that have been sent or obtained pursuant to Section 4.3.

(i)            Each Seller shall deliver to each Purchaser Seller’s current suspense register together with all revenues held in suspense by Seller at the Closing.

(j)            ULTRA shall have delivered to SWEPI a fully executed ULTRA Parent Company Guaranty.

(k)           SWEPI and ULTRA Seller will have executed and delivered the Settlement Agreement.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

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ARTICLE 6 – GENERAL REPRESENTATIONS AND WARRANTIES

6.1           Seller’s Representations & Warranties.

Seller makes the following representations and warranties to its Purchaser solely as such representations and warranties relate to Seller and the Assets being sold by such Seller:

(a)           Organization.   (i) in the case of SWEPI, as Seller, SWEPI is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in Wyoming; (ii) in the case of ULTRA Seller, as Seller, ULTRA Seller is a corporation duly formed, validly existing and in good standing under the laws of Wyoming and is duly qualified to carry on its business in Pennsylvania.

(b)           Validity of Agreement. Seller has the requisite authority to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby has been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required under this Agreement to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such other documents will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           No Conflict. The execution and delivery of this Agreement by Seller, does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, in the case of SWEPI, the limited partnership agreement of SWEPI and, in the case of ULTRA, the bylaws or other organizational documents of ULTRA, (ii) violate any Law to which Seller or any of the Assets is subject, (iii) to its Knowledge, violate, be in conflict with, require any filing with respect to, or result in acceleration or default under or termination of, any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Seller is a party or by which it or any of the Assets are bound, or (iv) require any consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority, except, in each case, for (A) filings by the Parties under the HSR Act, (B) any consents, approvals, orders or authorizations that are customarily obtained after Closing, and except, in the cases of subclauses (ii), (iii) and (iv) hereof for any such violations or requirements which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement.

(d)           Bankruptcy.           There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or, to Seller’s Knowledge, threatened against Seller.

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(e)           Governmental Authorizations. Except as set forth on Schedule A-6.1(e), in respect of the SWEPI Assets and Schedule B-6.1(e), in respect of the ULTRA Assets, Seller has all material Governmental Authorizations required and issued by Governmental Authorities under provisions of Law, necessary or required to own and operate the Assets operated by Seller, and to Seller’s Knowledge, all such Governmental Authorizations are in full force and effect. Except as set forth on the above Schedules, Seller has not received written notice of any material violations in respect of any such Governmental Authorizations that are unresolved at the date of this Agreement, and to Seller’s Knowledge, Seller is not in violation of the terms of any such Governmental Authorizations except for such violations as have not had or would not reasonably be expected to have a material adverse effect on the operation of the Asset affected.

(f)           Compliance with Laws and Regulations. Except as set forth on Schedule A-6.1(f), in respect of the SWEPI Assets, and except with respect to Environmental Laws (which are addressed solely in Section 6.1(n) and as to the ULTRA Assets only, Schedule A-3.2), to Seller’s Knowledge, the ownership and operation of the Assets has been and currently is, in compliance in all material respects with applicable Laws. The Assets do not provide any transportation service that is regulated by the Federal Energy Regulatory Commission; provided, however, this representation and warranty is made by SWEPI only as to the SWEPI Assets that are operated by SWEPI and is made by ULTRA only as to the ULTRA Assets that are operated by ULTRA.

(g)           Litigation. As of the date hereof, there is no action, complaint, investigation, claim, judicial or administrative action, proceeding or litigation of any type pending or commenced or, to Seller’s Knowledge, threatened to which a Seller is a party that (i) questions or involves the validity or enforceability of such Seller’s obligations under this Agreement or (ii) seeks (or reasonably might be expected to seek) to prevent or delay the consummation by such Seller of the transactions contemplated by this Agreement or damages in connection with any such consummation. There are no actions, suits or proceedings pending, or to a Seller’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator against such Seller with respect to the Assets except (i) for those actions, suits and proceedings listed on Schedule A-6.1(g), in respect of the SWEPI Assets and Schedule B-6.1(g) in respect of the ULTRA Assets and (ii) such actions, suits or proceedings which have not had, and would not reasonably be expected, individually or in the aggregate, to materially affect one or more of the Assets.

(h)           Taxes and Royalties. To Seller’s Knowledge and except with respect to claims made in the complaints in suits disclosed in Schedule B-6.1(h) in respect of the ULTRA Assets, all ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments, and all royalties or other mandatory lease burdens payable by Seller with respect to the Oil and Gas Interests and based on or measured by either the ownership of property or the production or removal of Hydrocarbons or the receipt of proceeds therefrom have been timely paid.

(i)           Preferential Rights and Consents to Assign. The Assets are not subject to any preferential rights to purchase, and are not subject to any consents to assign other than those preferential rights to purchase and those consents to assign that are set forth in one or more of the agreements identified on Schedule A-6.1(i), in respect of the SWEPI Assets, and Schedule B-6.1(i), in respect of the ULTRA Assets, except for those consents that are customarily obtained after Closing.

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(j)           Wells and Equipment. Except as set forth on Schedule A-6.1(j), in respect of the SWEPI Assets, all currently producing Wells and related Equipment are adequate to maintain normal producing operations in accordance with past practices, ordinary wear and tear excepted. Seller has all material easements, rights of way, licenses and authorizations necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by Seller and in material compliance with all Laws.

(k)           Material Contracts. All Material Contracts as of the date of this Agreement are listed on Schedule A-6.1(k), in respect of the SWEPI Assets and Schedule B-6.1(k), in respect of the ULTRA Assets. Except as disclosed in such Schedule and as set forth in the complaints in suits disclosed in Schedule A-6.1(g) or Schedule B-6.1(g), as the case may be, Seller (i) has not received written notice from any counterparty to a Material Contract of any alleged material default under any such Material Contract, (ii) all Material Contracts are in full force and effect, and (iii) neither Seller nor, to the Knowledge of Seller, any counterparty in breach or default with respect to any of its obligations under any of the Material Contracts. Seller has made available to Purchaser, prior to the Execution Date, true and complete copies of each Material Contract, including all amendments thereto.

(l)           Liability for Brokerage Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any Affiliate of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(m)           [Reserved.]

(n)           Environmental Matters. Except as set forth on Schedule A-6.1(n) in respect of the SWEPI Assets:

(i)           Seller has not entered into any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authorities based on any prior violations of Environmental Laws that relate to the future use of any of the Assets and that require any remediation;

(ii)           except as permitted by applicable Laws, Seller has not disposed of any produced water or Hazardous Substances generated or used on the Assets at sites off of the Assets; and

(iii)            Seller has not received any written notice or Claim from any Government Authority or other Person alleging a material violation of Environmental Law or requesting investigation or remediation regarding the Assets that, in each case, has not been remediated, resolved, or otherwise cured in all material respects.

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(o)           Payments for Production; Calls on Production.

(i)          Seller (1) has not received (and is not bound to accept) any advance, “take-or-pay” or other similar payments under production sales contracts applicable to the Assets that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor; or (2) has not received any advance payment or other similar payment to deliver Hydrocarbons produced from, or attributable to, the Assets, or proceeds from the sale thereof, at some future time, without receiving payment therefor at or after the time of delivery.

(ii)         No Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbon production from the Assets, except as may be provided in the Material Contracts.

(p)           Bonds. Schedule A-6.1(p) lists all material bonds maintained by SWEPI in connection with its operations of the SWEPI Assets. Schedule B-6.1(p) lists all material bonds maintained by ULTRA in connection with its operations of the ULTRA Assets.

(q)           Labor Relations.  As of the date hereof, Seller or their applicable Affiliates are not party to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement, or other agreement (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”) applicable to any of the Business Employees, and no Collective Bargaining Agreement is being negotiated by Seller or their applicable Affiliates with respect to any of the Business Employees.  (i) To the Knowledge of Seller, in the past three years, no Union or group of employees has sought to organize any Business Employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Seller or their applicable Affiliates with respect to Business Employees, or filed a petition for recognition with any Governmental Entity; (ii) as of this date, no Collective Bargaining Agreement is being negotiated by Seller or their applicable Affiliates with respect to Business Employees; and (iii) in the past three years there have been no actual or, to the Knowledge of the Seller, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to the Business Employees.

(r)           Compliance with Leases and Surface Interests.

(i)          Except as set forth on Schedule A-6.1(g), in respect of the SWEPI Assets, and Schedule B-6.1(g), in respect of the ULTRA Assets, to Seller’s Knowledge, no default exists in the performance of any obligation of Seller under the Mineral Interests that would entitle the counterparty thereto to cancel or terminate such Mineral Interests; provided, however, if Seller cures any such default prior to Closing, then Seller shall not be in breach of the foregoing representation. Seller has not received notice of any action to terminate, cancel, rescind or procure judicial reformation of any such Mineral Interest from any party to any such Mineral Interest (or successor to the interest of any such party), and, to Seller’s Knowledge, no such action has been threatened.

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(ii)         To Seller’s Knowledge, no default exists in the performance of any obligation of Seller under the Surface Interests that would entitle the counterparty thereto to cancel or terminate such Surface Interests; provided, however, if Seller cures any such default prior to Closing, then Seller shall not be in breach of the foregoing representation. Seller has not received notice of any action to terminate, cancel, rescind or procure judicial reformation of any such Surface Interest from any party to any such Surface Interest (or successor to the interest of any such party), and, to Seller’s Knowledge, no such action has been threatened.

(s)           Seller Encumbrances. The Assets are not encumbered by any liens or security interests that secure any debt facilities maintained by Sellers or any of their Affiliates.

(t)           Tax Partnership. None of the Assets being sold by Seller under this Agreement is an interest in any entity (including any entity disregarded as separate from its owner or a Tax Partnership) for Federal, state or local income tax purposes.

(u)            Tax Proceedings and Audits. Except, as to SWEPI, to the extent described on Schedule A-6.1(u), and as to ULTRA Seller, to the extent described on Schedule B-6.1(u), no action, suit, Governmental Authority proceeding or audit is now in progress or, to the knowledge of Seller, pending with respect to the Seller’s Assets or Hydrocarbon production from the Assets, and Seller has not received written notice of any pending claim against the Seller’s Assets from any applicable Governmental Authority for any Taxes. ULTRA Seller represents that there are no liens on the ULTRA Assets for the taxes described on Schedule B-6.1(u).

(v)           Anti-Bribery Law Compliance. Seller has not and its Affiliates and their respective directors, officers, employees and personnel have not made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any person holding a legislative, administrative or judicial office, including: (i) any officer, employee, director, principal, consultant, agent or representative, whether appointed or elected, of any government (whether central, federal, state or provincial), ministry, body, department, agency, instrumentality or part of any of them, or any public international organization, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership (including a partner or shareholder of such an enterprise); and (ii) any Public Official, where such payment, gift or promise would violate the Anti-Bribery Laws and Obligations. In addition, the Seller with regard to operations and/or activities under this Agreement (i) warrants that the Seller and its Affiliates and their respective directors, officers, employees and personnel have complied with, and (ii) covenant that the Seller and its Affiliates and their respective directors, officers, employees, and personnel will comply with the Anti-Bribery Laws and Obligations applicable to the Seller.

6.2           Limitations on Seller’s Representations and Warranties.

(a)           Except as and to the extent expressly set forth in Article 6 or in the Assignment, (i) the Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any Affiliates thereof).

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(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 6 OR IN THE ASSIGNMENT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER (1) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL AND GAS INTERESTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE OIL AND GAS INTERESTS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. FURTHERMORE, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 6, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

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(c)            Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters that are material or have a Material Adverse Effect shall not be deemed an indication that such matter is material or does, or may, have a Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

6.3           Purchaser’s Representations & Warranties.

Purchaser represents and warrants to Seller solely as such representations and warranties relate to each Purchaser:

(a)           Organization. (a) in the case of SWEPI, as Purchaser, SWEPI is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in Pennsylvania; (b) in the case of ULTRA Purchaser, as Purchaser, ULTRA Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and is or will be prior to Closing duly qualified to carry on its business in Wyoming.

(b)           Validity of Agreement. Purchaser has the requisite authority to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby has been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required under this Agreement to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such other documents will constitute, the valid and binding obligations of Purchaser, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           No Conflict. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transaction contemplated hereunder will not (i) violate any provision of, or constitute a default under, the governing documents of Purchaser or, (ii) violate any Law to which Purchaser is subject, (iii) to Purchaser’s Knowledge, violate, be in conflict with, require any filing with respect to, or result in acceleration or default under or termination of, any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Purchaser is a party, or (iv) require any consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority, except, in each case, for (A) filings by the Parties under the HSR Act and (B) any consents, approvals, orders or authorizations that are customarily obtained after Closing, and except, in the cases of subclauses (ii), (iii) and (iv) hereof, for any such violations or requirements which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.

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(d)           Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against Purchaser or to Purchaser’s Knowledge, any direct or indirect shareholder of Purchaser that is an Affiliate of Purchaser.

(e)           Receipt of Data. ULTRA, as Purchaser, has had, and SWEPI, as Purchaser will have as of Closing, the opportunity to perform adequate due diligence on the Assets, including without limitation adequate due diligence as to the environmental condition of the Assets and the status of title to the Assets (the “Pre-Acquisition Review”).

(f)            Independent Evaluation. Purchaser is an experienced and knowledgeable investor in the oil and gas business and is experienced with the usual and customary practices of producers such as Seller. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied only on the representations and warranties provided by Seller in Section 6.1 and on the basis of its own independent due diligence investigation of the Assets, relying upon Purchaser’s own legal, financial, engineering, environmental, land and technical expertise and advisors.

(g)           No Securities Distribution. Purchaser intends to acquire the Assets for Purchaser’s own benefit and account and not with a view of making any distribution of securities, within the meaning of the Securities Act of 1933, as amended.

(h)           Financing. Prior to Closing, Purchaser will have arranged to have sufficient funds and other consideration to enable Purchaser to perform Purchaser’s obligations under this Agreement.

(i)            Liability for Brokerage Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or any Affiliate of Purchaser for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(j)            Litigation, Etc. As of the date hereof, there are no actions, proceedings, or investigations pending, or to the Purchaser’s knowledge, threatened, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the Purchaser.

(k)           Qualifications. The Purchaser is or will be prior to the Closing qualified with all applicable Governmental Authorities to own and operate the Properties.

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ARTICLE 7 – COVENANTS OF THE PARTIES

7.1          Access to Properties and Information.

(a)         Purchaser acknowledges that it has received from Seller (i) access to a shared drive containing images of certain documents, instruments and agreements relevant to Purchaser’s examination of the Assets, (ii) the opportunity to conduct site visit(s) of certain of the Properties, (iii) the opportunity to review certain lease, land, contract and regulatory files in Seller’s possession that relate to the Assets, (iv) the opportunity to ask questions related to the Assets of certain of the managers and employees of Seller and its Affiliates, (v) the opportunity to conduct a review of geological and geophysical data on workstations at the offices of Seller, and (vi) drafts of the Exhibits and Schedules to this Agreement and all records, documents and information described therein (collectively referred to as the “Data Exchange”). Each Seller agrees that, during the period between the Execution Date and the Closing, it will facilitate a technical review at its offices, if Purchaser requests, on its workstations of Seller’s reprocessed geological and geophysical data applicable to the Assets it is selling, provided that Purchaser has a license to such data.

(b)        ULTRA, as Purchaser, shall maintain the results of its Pre-Acquisition Review confidential in accordance with and otherwise comply with the terms of the Confidentiality Agreement dated April 1, 2014 (the “ULTRA Confidentiality Agreement”).

(c)         SWEPI, as Purchaser, shall maintain the results of its Pre-Acquisition Review confidential in accordance with and otherwise comply with the terms of the Confidentiality Agreement dated July 15, 2014 (the “SWEPI Confidentiality Agreement”).

7.2          Notification of Breaches.

Until the Closing,

(a)           Purchaser shall notify Seller promptly after Purchaser obtains Knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the applicable Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on such Closing Date has not been so performed or observed in any material respect; and

(b)           Seller shall notify Purchaser promptly after Seller obtains Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the applicable Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on such Closing Date has not been so performed or observed in a material respect.

Any of Purchaser’s or Seller’s representations or warranties that are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, and any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to the applicable Closing Date that have not been so performed or observed in any material respect, shall be considered not to have occurred for all purposes of this Agreement to the extent that any such breach of representation, warranty, covenant or agreement is (if curable) cured by the applicable Closing.

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7.3          Operation of the Business.

From the date of this Agreement until the Closing occurs, Seller will continue to operate the Assets operated by Seller in the ordinary course of business consistent with past practice, (i) in material compliance with all applicable Laws, including, without limitation, Environmental Laws, and (ii) in material compliance with all Basic Documents, in the case of both (i) and (ii), subject to any matters set forth on any schedules attached to this Agreement. From the date hereof until Closing, Seller agrees not to, without Purchaser’s prior consent, which shall not be unreasonably withheld or delayed:

(a)           except as set forth in the second sentence of Section 7.3(b) below, expend any funds in excess of $500,000 per operation or per well, or make any commitments to expend funds in excess of $500,000 per operation or per well, or otherwise incur any other obligations or liabilities, other than in the ordinary course of business and as would a prudent operator, except in the event of an emergency requiring immediate action to protect life, prevent environmental contamination, or preserve the Assets;

(b)           except where necessary to prevent the termination of a Mineral Interest, propose (i) the drilling of any additional wells, (ii) the deepening, plugging back or reworking of any existing Wells, or (iii) the abandonment of any Wells. The foregoing shall in no way restrict Seller’s ability to participate in or choose to not participate in any proposals from the Purchaser for the foregoing (i)-(iii) and Seller may act upon any such third party proposal without the consent of Purchaser; provided, that with respect to any other proposal Seller shall obtain Purchaser’s consent;

(c)           sell, transfer, encumber, or abandon any portion of the Assets operated by Seller other than sales and dispositions of Hydrocarbons and items of materials, supplies, Equipment, improvements or other personal property or fixtures forming a part of the Assets that have become obsolete or unusable;

(d)           allow any Material Contract to expire or be terminated, or amend any Material Contract or enter into any new contract that would be a Material Contract if in existence on the date of this Agreement;

(e)           fail to maintain any Governmental Authorization affecting the Assets operated by Seller;

(f)           enter into any settlement of any material issues with respect to any assets or audit or other administrative or judicial proceeding with respect to Taxes for which Purchaser may have liability;

(g)           fail or refuse to participate in any proposed operation on the Properties if the effect of such failure would result in the loss of any interest in the Properties or any opportunity thereon; or

(h)           enter into any agreement to do any of the foregoing.

Notwithstanding the foregoing, each Seller will be free to do any of the foregoing, at such Seller’s expense, without the consent of Purchaser where needed to comply with Seller’s HSSE policies.

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Notwithstanding the foregoing, until the Closing: SWEPI will suspend its workover program on the SWEPI Assets; and SWEPI will suspend its project to modify the surface equipment located on the SWEPI Assets in connection with the new Pinedale Field low pressure gathering system.

Requests for approval, in the case of ULTRA as Purchaser, of any action restricted by this Section 7.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

UPL Pinedale, LLC

c/o Ultra Resources, Inc.

304 Inverness Way South, Suite 295

Englewood, CO 80112

Attention: Brad Johnson

Email: bjohnson@ultrapetroleum.com

Phone: (303) 645-9820

Requests for approval, in the case of SWEPI as Purchaser, of any action restricted by this Section 7.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

SWEPI LP

2100 Georgetown Dr

Sewickley, PA 15143

Attention: Wenni Guo

Email: wenni.guo@shell.com

Phone: (724) 933-6724

Purchaser’s approval of any action restricted by this Section 7.3 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice, but in no event less than 48 hours) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.3, in the event of an emergency, Seller or any member of Seller Group may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter.

PURCHASER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY FOR SELLER’S OR SELLER GROUP MEMBER’S OWN NEGLIGENCE, INCLUDING SELLER’S OR SELLER GROUP MEMBER’S SOLE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), IN ANY CAPACITY, OR FROM ANY LIABILITY TO PURCHASER EXISTING BY OPERATION OF STATUTE OR UNDER STRICT LIABILITY, ARISING OUT OF, CONNECTED WITH OR RELATED TO, SELLER’S OPERATION, OWNERSHIP OR CONTROL OF THE ASSETS FROM THE EFFECTIVE TIME UNTIL THE CLOSING DATE; PROVIDED, HOWEVER, THIS RELEASE DOES NOT INCLUDE BREACHES OF THE SPECIFIC COVENANTS SET OUT IN THIS SECTION 7.3, AND PURCHASER DOES NOT RELEASE THE RESPECTIVE SELLER FROM THE CONTRACTUAL OBLIGATIONS UNDERTAKEN BY SUCH SELLER IN THIS SECTION 7.3.

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7.4          Indemnity Regarding Access.

PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, THE SELLER GROUP, THE OTHER OWNERS OF INTERESTS IN THE PROPERTIES, AND ALL SUCH PERSONS’ AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE ASSETS PRIOR TO CLOSING BY PURCHASER OR ANY MEMBER OF PURCHASER’S GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

7.5          Governmental Reviews.

(a)          Upon the terms and subject to the conditions set forth in this Agreement and subject to the specific provisions governing the Parties obligations under the HSR Act set forth in Section 7.5(b), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or non-actions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement. Except for any filing fees that may be imposed by law on Seller, Seller shall not be required to pay or reimburse Purchaser for any fees or other payments to any Governmental Authority in connection with any such actions, approvals, or consents.

(b)          Subject to the terms and conditions herein provided and without limiting the foregoing, from the Execution Date until the Closing, with respect to requirements of the HSR Act, Purchaser and Seller shall, and shall cause their respective Affiliates to:

(i)          following approval of the other Parties, make or cause to be made any filing required under the HSR Act as promptly as reasonably practicable (and, in any event, within ten (10) Business Days of the Execution Date);

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(ii)         comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act for additional information, documents or other materials;

(iii)        cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings;

(iv)        promptly inform the other Parties of any material communication from or to, and any proposed understanding, agreement or meeting with, any Governmental Authority in respect of such filings or any review or investigation of the transaction;

(v)         consult and cooperate with the other Parties, including through the exchange of drafts where permissible and reasonably necessary in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions proposed to be made or submitted by or on behalf of any Party to any Governmental Authorities relating to such filings or any review or investigation of the transaction; and

(vi)        use reasonable best efforts to cause the expiration of the notice or waiting periods under the HSR Act as promptly as is reasonably practicable (including requesting early termination of the HSR Act waiting period).

(c)          Each Purchaser, to the extent relevant, shall use its reasonable best efforts to resolve as promptly as is reasonably practicable any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. Each Seller shall cooperate with the respective Purchaser, including by timely providing such information and making available such personnel as Purchaser may reasonably request to prepare for and participate in meetings with Governmental Authorities, and/or to respond to any questions raised by Governmental Authorities. Nothing in the Agreement shall obligate any Party to take, or cause to be taken, any divestiture action with respect to any of the assets, businesses or product lines of such Party or its Affiliates. Purchaser and Seller shall each pay their own filing fees in connection with their own HSR Act filings.

If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting and permit the other Party to attend such meeting to the extent practicable.

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7.6          Operatorship and Seller Guaranties.

Purchaser shall promptly (and in any event, no later than thirty (30) days after the Closing Date) file all appropriate forms, declarations or bonds with Governmental Authorities relative to Purchaser’s assumption of operations from Seller. Purchaser shall also take all actions necessary to qualify as a successor operator to Seller under any applicable joint operating agreement (subject to the terms of that operating agreement). Seller makes no representation or warranty nor provides any assurance that Purchaser shall succeed Seller as operator of any portion of the Properties. Purchaser agrees that it will make commercially reasonable efforts to become the successor operator of those Properties now operated by Seller and to obtain all necessary approvals of Governmental Authorities and will indemnify Seller and Seller Group from any and all liabilities, costs and expenses in connection with the succession of Seller by Purchaser as operator of the Properties now operated by Seller. Purchaser will provide copies to Seller prior to Closing to the extent available and in any event promptly after same becomes available, of all forms filed with the appropriate Governmental Authorities and of all replacement bonds, guarantees, and other instruments and documents necessary to replace Seller as operator. Seller will make commercially reasonable efforts to support Purchaser’s efforts to become the successor operator of the Properties operated by Seller including the delivery of resignation letters to non-operators.

7.7          Recording & Filing.

Within thirty (30) days of Closing, Purchaser shall, at its expense, file or record the conveyance documents with the appropriate governmental agencies or records office. Purchaser shall provide a copy of same, including recording date, to Seller and any other contract parties requiring the same.

7.8          Notice to Third Persons.

Purchaser and Seller shall, to the extent required by contract or applicable law or as reasonably necessary or customary in connection with transactions of this nature, notify all lessors, royalty owners, operators, non-operators, purchasers of production, other contract parties and Governmental Authorities that Purchaser has purchased the Assets and has assumed liability for their continued operation from and after the Closing. Purchaser and Seller shall execute all transfer orders, division orders, or letters-in-lieu necessary to transfer payment of the proceeds from the sale of production from the Assets as of the Effective Time to Purchaser, and joinders, ratifications or other similar instruments required to transfer Assets as of the Effective Time to the Purchaser.

7.9          Property Records.

Subject to the last sentence of this Section 7.9, within ten (10) business days after Closing, Seller shall deliver to Purchaser, at Seller’s election, electronic or hard copies of the Basic Documents and Records (subject to the limitations contained in this Agreement) which were not already delivered by Seller. Any electronic information or data provided shall be in the same format as that then currently used by Seller and Seller is not required to perform or create additional programming or system support in connection therewith. Seller may retain photocopies or electronic images of the Basic Documents and Records. Seller may excise or redact Records to remove information that would constitute an Excluded Record. In the event Purchaser believes that Seller has not delivered all Basic Documents and Records within such ten (10) business day period, upon notice to Seller, Seller will use commercially reasonable efforts (at no cost to Seller) to deliver any additional Basic Documents and Records which Purchaser requests. Purchaser and Seller agree and acknowledge that the intent of the Parties is to work together in good faith to exchange such Basic Documents and Records as are reasonably necessary and at such time as is reasonably calculated to facilitate a seamless transition in operations by SWEPI of the SWEPI Assets and ULTRA of the Ultra Assets.

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7.10        Use of Name.

On or before thirty (30) days after Closing, Purchaser will remove, or cause to be removed, from the facilities pertaining to the Assets, the name, logo and service mark of Seller and its Affiliates, and all variations and derivations thereof, and will not thereafter make use thereof.

7.11        Seller’s Insurance.

Purchaser acknowledges and agrees that (a) no insurance policies arranged for the benefit of or provided to Seller or any member of the Seller Group, including the Current Insurance Policies, shall continue after Closing and (b) the Purchaser shall not, and shall procure that no member of the Purchaser Group shall, make any claims under any such insurance policies or insurance coverage in respect of facts, events or circumstances arising prior to Closing.  Each Purchaser further hereby acknowledges and agrees that no historic insurance coverage provided by or to the Seller, including the Current Insurance Policies, shall be available to the Purchaser or the Seller after Closing, with the exception of insurance coverage required by statute or law and, in such limited instances only to the extent that the policies provide such historical coverage.  Each Purchaser further acknowledges and agrees that it has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of the Seller or any member of the Seller Group.

7.12        Employee Matters.

The agreement of the Parties concerning certain employees of Seller Group, as it relates to the SWEPI Assets, is attached hereto as Exhibit A-7.12.

7.13        Seller’s Continued Access to Records.

(a)          Until December 31, 2014, Seller will have the right to access and scan or make copies of all environmental and regulatory records, files, data and other information relating to the Assets.

(b)          After Closing, Seller will have the continued right to access any Records or any other records, files, data and other information relating to the Retained Obligations.

(c)          After Closing, Seller will use commercially reasonable efforts to require all third parties who participated in the sale process for the Properties to return any confidential information as defined in the Confidentiality Agreement about the Properties or certify to its destruction.

7.14        Data Privacy.

The agreement of the Parties concerning certain data privacy matters is attached hereto as Exhibit A-G.

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7.15        Financial Statements.

(a)          In connection with the transaction contemplated by this Agreement, Ultra Petroleum Corp., an Affiliate of ULTRA, may be required by laws, rules and regulations applicable to public companies to prepare and present audited financial statements relating to the Assets in filings made with the Securities and Exchange Commission. From and after the Execution Date until the third anniversary of the Closing Date (the “Access Period”), SWEPI shall, and shall cause their Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to ULTRA, its Affiliates and their agents and representatives in connection with ULTRA’s or its Affiliates’ filings, if any, that may be required by the Securities and Exchange Commission, under securities Laws applicable to ULTRA and its Affiliates (collectively, the “Filings”). Without limiting the generality of the foregoing sentence, as soon as possible but no later than fifteen (15) days after the Execution Date, SWEPI shall provide to ULTRA the information set forth on Exhibit A-H hereto.

(b)          During the Access Period, SWEPI agrees to make available to ULTRA and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in SWEPI’s or its Affiliates’ possession or control and access to SWEPI’s and its Affiliates’ personnel, in each case as reasonably required by ULTRA, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Assets or otherwise related to SWEPI or its Affiliates required to complete any audit associated with such financial statements (it being acknowledged that SWEPI shall not be required to provide any pro-formas and forward-looking statements).

(c)          During the Access Period, SWEPI shall, and shall cause its Affiliates, and shall use reasonable efforts (at no cost to SWEPI) to cause its auditors to, provide reasonable cooperation to the independent auditors chosen by ULTRA (“ULTRA’s Auditor”) in connection with any audit by ULTRA’s Auditor of any financial statements of the Assets or of SWEPI or its Affiliates that ULTRA or any of its Affiliates requires to comply with the requirements of securities Laws applicable to ULTRA or its Affiliates with respect to any Filings. During the Access Period, SWEPI and its Affiliates shall retain all books and records relating to the Assets for the three fiscal years prior to April 1, 2014 and for the period from April 1, 2014 through the Closing Date. ULTRA will reimburse SWEPI and its Affiliates, within ten Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by SWEPI and its Affiliates in complying with the provision of this Section 7.15.

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(d)          Notwithstanding the foregoing, nothing herein shall expand SWEPI’s representations, warranties, covenants or agreements set forth in this Agreement or give ULTRA, its Affiliates or any third party any rights to which it is not entitled hereunder. ULTRA hereby releases SWEPI and any Affiliate of SWEPI, and the directors, officers, employees, agents and representatives of SWEPI or any Affiliate of SWEPI from, and shall fully protect, defend, indemnify and hold SWEPI and any Affiliate of SWEPI, and the directors, officers, employees, agents and representatives of SWEPI or any Affiliate of SWEPI harmless from and against, in each case, any and all Losses (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of or connected with, directly or indirectly, any actions, representations or certifications of SWEPI’s and its Affiliates’ personnel or auditors with respect to the access, records and cooperation provided pursuant to this Section 7.15, or ULTRA’s use of the information contained in such records, or the inclusion of such financial records in any debt or equity offering documents or related materials, except not to the extent of a breach of SWEPI’s specific promises made in this Section 7.15. THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF WHETHER SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY SWEPI OR ANY AFFILIATE OF SWEPI, OR THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF SWEPI OR ANY AFFILIATE OF SWEPI; PROVIDED, HOWEVER, THE FOREGOING INDEMNITY AND DEFENSE OBLIGATIONS SHALL NOT APPLY WITH RESPECT TO THE WILLFUL MISCONDUCT OF SWEPI OR ANY AFFILIATE OF SWEPI, OR THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF SWEPI OR ANY AFFILIATE OF SWEPI.

7.16       Emissions Credits.

In the event ULTRA or any of its Affiliates transfers or sells any Emissions Credits within five (5) years of the Closing Date, ULTRA shall pay to SWEPI within 5 (five) business days of transfer thereof a cash amount equal to 50% of the fair market value of the consideration received by ULTRA or its Affiliates for such Emissions Credits; provided this Section 7.16 shall not apply to a transfer of Emissions Credits in connection with a transfer of any Oil and Gas Interests.

7.17       Litigation Cooperation.

The Parties agree to reasonably cooperate with respect to any matter on Schedule B-6.1(g) whose outcome could potentially affect both Parties (the “Interested Litigation”). Each Party shall have the right to participate in the Interested Litigation and any settlement thereof to the extent such Party is potentially affected by the outcome of such dispute, at such Party’s sole cost and expense. No dispute may be settled by either Party to the extent it affects the other Party without the prior written consent of such other Party (not to be unreasonably withheld or delayed) unless such settlement or compromise entails a full and unconditional release of such other Party without any admission or finding of fault or liability.

ARTICLE 8 – ACCOUNTING FOR REVENUE & EXPENSES

8.1          Adjustments for Seller Amounts and Purchaser Amounts.

Except as specifically provided for in the next succeeding paragraph, anything herein to the contrary notwithstanding, all Hydrocarbon production revenue and Property Expense produced from or attributable to any part of Assets and relating to the period prior to the Effective Time shall be owned by and borne by Seller (“Seller Amounts”) and all similar Hydrocarbon production revenue and Property Expense, produced from or attributable to the Assets and relating to the period after the Effective Time, shall be owned by and borne by Purchaser (“Purchaser Amounts”).

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Seller shall gauge all merchantable Hydrocarbon and non-hydrocarbon substances associated with the Mineral Interests and stored in tanks and vessels operated by Seller above the pipeline connection as of the Effective Time, and in accordance with the foregoing, Seller shall be entitled to the proceeds of the same when sold. Substances in treating and separation equipment before pipeline connections or storage tanks as of the Effective Time shall not be considered merchantable and shall become the property of the Purchaser. Five (5) Business Days prior to Closing, Seller shall furnish Purchaser with a good faith estimated accounting (“Preliminary Accounting”), prepared in a manner consistent with such Seller’s past accounting practices, showing (i) the estimated Seller Amounts, (ii) the estimated Purchaser Amounts, (iii) the amount to be reduced because of the exercise of preferential rights pursuant to Section 4.3(d), (iv) the adjustment for suspense revenues delivered to Purchaser pursuant to Section 5.3(f), and (v) the estimated adjustment for imbalances pursuant to Section 8.2. The Preliminary Accounting is subject to final adjustment as provided in Section 8.1.1.

8.1.1       Final Accounting.

(a)           Seller and Purchaser shall use all reasonable efforts to accomplish a single final accounting and cash adjustment for the period between the Effective Time and the Closing no earlier than sixty (60) days and no later than ninety (90) days after Closing to accomplish the purposes of Section 8.1 and of this Agreement (“Final Accounting”). Parties shall cooperate to avoid split month accounting for revenue. To that end, in the event Closing does not occur on the first day of a calendar month, Seller will market Hydrocarbon production, pay associated royalties for the calendar month in which Closing occurs on Purchaser’s behalf, and Seller’s remittance of the amount of production sales, less royalties, paid by Seller to Purchaser will be included in the Final Accounting adjustments. Seller shall prepare the Final Accounting and submit it to Purchaser for acceptance. To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the Final Accounting. Purchaser shall have the right to audit the Final Accounting. The Parties’ failure to complete the Final Accounting shall not constitute a waiver of the right to receive any amount otherwise due. The Final Accounting shall become final and binding upon the Parties and payable thirty (30) days after receipt thereof by Purchaser (the “Final Accounting Date”) unless Purchaser gives written notice of its desire to audit or of its disagreement (an “Accounting Notice”) to Seller prior to such date. Time is of the essence with respect to the Accounting Notice. Any Accounting Notice that sets out a disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If an Accounting Notice is received by Seller in a timely manner, then, following any requested audit, the Final Accounting (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of thirty (30) days after (i) the date Seller and Purchaser agree in writing with respect to all matters as to which there is a disagreement or (ii) the date on which the Accounting Referee issues its decision.

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(b)           During the sixty (60) days following the date of receipt by Seller of an Accounting Notice which requests an audit, Seller shall make available the necessary records to permit the audit and Seller and Purchaser shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice or discovered in the audit. If, at the end of such sixty (60) day period, Seller and Purchaser have not reached agreement on such matters, the matters that remain in dispute shall be submitted to a neutral accountant (the “Accounting Referee”) for review and final binding resolution. The Accounting Referee shall be a certified public accountant who is an employee or partner of a recognized independent public accounting firm. In the event the Parties cannot agree upon the Accounting Referee, each Party will appoint a neutral accountant who meets the criteria set forth in the foregoing sentence and the two selected accountants shall appoint a third accountant meeting the foregoing criteria to be the Accounting Referee. All determinations and adjustments with respect to allocating items to the period before or after the Effective Time shall be in accordance with generally accepted accounting principles, consistently applied, and this Agreement. The Accounting Referee shall render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee. Seller and Purchaser shall each be responsible for one-half of the fees and expenses of the Accounting Referee.

(c)           If, prior to the first anniversary of the Closing Date, a Party receives any proceeds or pays any additional expenses for or on behalf of the other Party, it shall promptly invoice the other Party for such expenses (who shall promptly pay such invoice) or remit to the other Party the proceeds received (to the extent such amounts had not been previously accounted for in the Final Accounting), provided that if such proceeds or expenses relate to matters covered by the Settlement Agreement, such proceeds or expenses will be handled in accordance with the provisions thereof.

8.1.2       Notice to Remitters of Proceeds.

After the Closing, the Parties shall inform the remitters of any proceeds attributable to the Assets to pay Purchaser to the extent practical after the Effective Time. To the extent that any remitter pays revenues after Closing to Seller, Seller shall immediately remit such revenues (without interest) to Purchaser.

8.2          Accounting for Imbalances.

The Parties agree that the Preliminary Accounting will be adjusted downward or upward, as appropriate, by an amount equal to (i) any in-kind product imbalances, as measured by the applicable commodity increment (mmbtu, barrel, gallon), existing as of the Effective Time, including any wellhead imbalances and any imbalances relating to pipelines, processing plants and condensate stabilization facilities multiplied by (ii) the then current monthly commodity price, net of any transportation fees and location differentials, settled under Seller’s contracts relating to deliveries of each such product to the applicable pipeline, processing plant and condensate stabilization facility; provided that if such adjustments relate to matters covered by the Settlement Agreement, such adjustments will be handled in accordance with the provisions thereof.

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ARTICLE 9 – TAX MATTERS

9.1          SWEPI Assets - Property Taxes.

(a)           The Parties acknowledge that State of Wyoming Property Taxes assessed with respect to certain of the SWEPI Assets are measured by the production of Hydrocarbons (“Oil and Gas Property Taxes”). Oil and Gas Property Taxes shall be apportioned between SWEPI, as Seller and ULTRA, as Purchaser in accordance with the relative ownership periods pre- and post-Effective Times. 2014 Oil and Gas Property Taxes, based on the value of 2014 production of Hydrocarbons and payable in 2015, shall be allocated 3/12ths to Seller and 9/12ths to Purchaser. 2013 Oil and Gas Property Taxes, based on the value of 2013 production and payable in 2014, shall be the responsibility of the Seller. For the purpose of calculating the Preliminary or Final Accounting under Section 8.1, 2014 Oil and Gas Property Taxes, which are determined by 2014 production and are payable in 2015 shall be estimated based on the then-current mill levies and the production occurring prior to the Effective Time; provided that, if the actual amounts of such production and mill levies are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Accounting.

(b)           Property Taxes other than those described in Section 9.1(a) (“Other Property Taxes”) shall be deemed attributable to the period during which ownership of the applicable Assets gives rise to liability for such Other Property Taxes, and liability therefor allocated to SWEPI for all periods ending prior to the Effective Time and to ULTRA for all periods beginning on or after the Effective Time. To the extent the actual amount of an Other Property Tax that is attributable to a period ending prior to the Effective Time (but not due and payable prior to the Closing) is not determinable at the time an adjustment to the cash consideration paid at Closing is to be made with respect to such Other Property Tax pursuant to Section 8.1, the Parties shall utilize the most recent information available in estimating the amount of such Other Property Tax for purposes of such adjustment.

(c)           After Closing, Purchaser shall timely file or cause to be filed all Tax Returns for Property Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Property Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Property Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Purchaser to comply with the previous sentence shall be allocated to, and shall be payable by, Purchaser. If, at the time of filing a Tax Return for Property Taxes, the actual amount of Property Taxes shown on such Tax Return differs from the amount of Property Taxes taken into account for purposes of the Final Accounting, payments will be made from one Party to the other (on demand) to the extent necessary to cause each Party to bear the amount of Property Taxes shown on such Tax Return that is apportioned to such Party pursuant to this Section 9.1. Purchaser shall be entitled to all rights to any refunds of Property Taxes allocated to Purchaser pursuant to this Section 9.1 regardless of when received, and Seller shall be entitled to all rights to any refunds of Property Taxes allocated to Seller pursuant to this Section 9.1 regardless of when received.

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(d)          Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Purchaser for post-Effective Time Severance Taxes. For the purpose of calculating the Closing Amount, Severance Taxes for which the actual liability amount is not known as of such time shall be estimated based on current Wyoming Severance Tax rates; provided that, if the actual amounts of the applicable Severance Tax rates are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Accounting. After Closing, Purchaser shall timely file or cause to be filed all Tax Returns for Severance Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Severance Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Severance Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Purchaser to comply with the previous sentence shall be allocated to, and shall be payable by, Purchaser. If, at the time of filing a Tax Return for Severance Taxes, the actual amount of Severance Taxes shown on such Tax Return differs from the amount of Severance Taxes taken into account for purposes of the Final Accounting, payments will be made from one Party to the other (on demand) to the extent necessary to cause each Party to bear the amount of Severance Taxes shown on such Tax Return that is apportioned to such Party pursuant to this Section 9.1. Purchaser shall be entitled to all rights to any refunds of Property Taxes allocated to Purchaser pursuant to this Section 9.1 regardless of when received, and Seller shall be entitled to all rights to any refunds of Property Taxes allocated to Seller pursuant to this Section 9.1 regardless of when received.

(e)          Refunds. Purchaser shall be entitled to any refunds of Taxes (other than Seller Taxes) relating to the Assets. Seller shall be entitled to any refunds of Seller Taxes.

9.2          ULTRA Assets – Property Taxes.

(a)          Property Taxes with respect to the ULTRA Assets assessed for periods prior to the Effective Time, including Property Taxes prepaid by Seller, shall be borne by Seller, and Property Taxes with respect to the Assets assessed for periods from and after the Effective Time shall be borne by Purchaser. Property Taxes with respect to the Assets that are assessed with respect to a period which begins before, and ends after, the Effective Time shall be prorated based on the number of days in such period which fall on each side of the Effective Time (with the day during which the Effective Time occurs being counted in the period after the Effective Time);

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(b)          After Closing, Purchaser shall timely file or cause to be filed all Tax Returns for Property Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Property Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Property Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Purchaser to comply with the previous sentence shall be allocated to, and shall be payable by, Purchaser. If, at the time of filing a Tax Return for Property Taxes, the actual amount of Property Taxes shown on such Tax Return differs from the amount of Property Taxes taken into account for purposes of the Final Accounting, payments will be made from one Party to the other (on demand) to the extent necessary to cause each Party to bear the amount of Property Taxes shown on such Tax Return that is apportioned to such Party pursuant to this Section 9.1.

9.3          Apportionment of Taxes.

Except as provided above in Section 9.1 or Section 9.2, all Taxes (except Income Taxes) pertaining to the Assets or Hydrocarbon production from the Assets and similar obligations shall be allocated among Purchaser and Seller as set forth in this Article 9. To the extent possible, amounts owed by each Party with respect to such Taxes shall be included in the Final Accounting, but the Final Accounting shall not constitute a final settlement of Tax liability as allocated between the Parties pursuant to this Article 9. Each Party shall be responsible for its own Income Taxes.

9.4          Transfer Taxes.

Purchaser shall be responsible for paying the Transfer Taxes or other fees, if any, that are payable upon or because of the transfer of any of the Assets to Purchaser. “Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges.

9.5          Tax Reporting of the Allocation of Consideration Exchanged.

Seller and Purchaser each agree that the Assets subject to this Agreement do not constitute an “applicable asset acquisition” as described under Code Section 1060, and do not constitute a trade or business in the ordinary sense of the term. Seller and Purchaser each agree to independently report the Tax consequences of the transactions contemplated herein.

9.6          Cooperation on Tax Returns and Tax Proceedings.

Purchaser and Seller will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Properties (other than with respect to income and franchise taxes) and any audit, litigation or other proceedings.

9.7          Seller’s Tax Indemnity.

From and after Closing, Seller shall be liable for, and shall indemnify and hold harmless Purchaser and the Purchaser’s Group from and against, (i) all Taxes imposed on or with respect to Seller’s interests in the Assets or Hydrocarbon production from the Assets, that are attributable to any period, and portions thereof, ending before the Effective Time, (ii) any costs, expenses or other liabilities incurred by Purchaser as a result of the pre-Effective Time items described in Section 9.1 or Section 9.2 of this Article 9.

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9.8          Purchaser’s Tax Indemnity.

From and after Closing, Purchaser shall be liable for, and shall indemnify and hold harmless Seller and Seller’s Group from and against, (i) all Taxes (other than income or franchise taxes based on the sale of the Property from the Seller to the Purchaser) imposed on or with respect to the Assets or Hydrocarbon production from the Assets that are attributable to any period, and portions thereof, beginning at or after the Effective Time and ending thereafter, (ii) Transfer Taxes as described in Section 9.4, and (iii) any costs, expenses or other liabilities incurred by Seller as a result of the post-Effective Time items described in Section 9.1 or Section 9.2 of this Article 9.

9.9          Indemnification Payment.

If Taxes, for which either a Seller or Purchaser has an indemnification obligation under this Article 9 is paid by the respective indemnified Party (or any affiliate of the indemnified Party), then the indemnifying Party shall make a payment to the indemnified Party for such Tax within thirty (30) business days after the indemnifying Party receives a written request for payment from the indemnified Party.

9.10        Survival and Conflict.

Notwithstanding any other provision of the Agreement to the contrary, the obligations of the Parties hereto set forth in this Article 9 (i) shall survive until thirty (30) days following the expiration of the applicable Tax statute of limitations date, and shall not be subject to any limitations, conditions, or requirements contained in other Articles of this Agreement and (ii) shall not apply to matters covered by the Settlement Agreement, and such matters will be handled in accordance with the provisions thereof.

ARTICLE 10 – PURCHASER’S ASSUMED OBLIGATIONS

10.1        Purchaser’s Assumed Obligations.

At the Closing, but with effect from the Effective Time, and subject to Section 10.1.1, Purchaser shall assume and agree to fulfill, perform, pay and discharge all of the obligations and liabilities arising from, related to or connected with the ownership and operation of the Assets being acquired by such Purchaser arising and attributable to the period after the Effective Time (all of which, subject to Section 10.1.1, shall constitute the “Assumed Obligations”). The Assumed Obligations include, without limitation, the following:

(a)          The express and implied obligations, conditions and covenants under the terms of each Basic Document; and

(b)          The responsibility for compliance with all applicable Laws, the maintenance of all Governmental Authorizations, and bonds required by Governmental Authorities relating to the Assets and including, for the avoidance of doubt, subject to Section 10.1.1; and

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(c)          The responsibility for royalties, overriding royalties, net profits interests, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Oil & Gas Interests are subject and including, for the avoidance of doubt, subject to Section 10.1.1, liability for failures to pay any of the foregoing; and

(d)         The responsibility for proper accounting for and disbursement of production proceeds from the Oil & Gas Interests; and

(e)         The responsibility for any Imbalances existing as of the Effective Time in connection with any of the Assets; and

(f)          The responsibility for any and all claims for personal injury or death or damage to property arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of any of the Assets, or the condition thereof; and

(g)         The responsibility to properly plug, abandon and restore the Oil & Gas Interests, as provided in Section 10.2, the Environmental Obligations, as provided in Section 10.3, and all other obligations assumed by Purchaser under the terms of this Agreement.

10.1.1     Seller’s Retained Obligations.

Notwithstanding Section 10.1, 10.2 or 10.3, Purchaser shall not assume or be responsible for, and the Assumed Obligations shall not include, and, subject to the provisions specifically set forth in the Schedules, Seller shall remain liable for, any liabilities or obligations related to the following (“Retained Obligations”):

(a)          in the case of SWEPI as Seller, SWEPI’s interest in the suits and proceedings listed on Schedule A-6.1(g);

(b)          in the case of ULTRA Seller as Seller, the suits and proceedings listed, and to the extent set forth, on Schedule B-6.1(g);

(c)          any liability for which and to the extent, but only to the extent, that Seller is obligated to provide an indemnity under Section 11.1(b);

(d)         in the case of ULTRA Seller as Seller, those matters listed on Exhibit B-10.1.1;

(e)          the responsibility for any and all claims for personal injury or death arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of any of the Seller’s Assets, or the condition thereof arising from and attributable to the period prior to the Closing;

(f)          any Seller Taxes;

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(g)          those items identified as Retained Liabilities in the agreement regarding employees attached as Exhibit A-7.12 with respect to the SWEPI Assets and Exhibit B-7.12 with respect to the ULTRA Assets;

(h)          all of the obligations and liabilities arising from, related to or connected with the ownership and operation of the Seller’s Assets arising prior to the Effective Time, EXCLUDING any obligation under Section 10.2 and Environmental Obligations under Section 10.3;

(i)           the disposal or transportation of any Hazardous Substances from any of the Seller’s Assets at or to any location not on the Seller’s Assets or lands unitized therewith prior to the Closing;

(j)           obligations of Seller with respect to the period prior to the Closing Date and payable to any Affiliate of Seller with respect to the Seller’s Assets, other than for goods or services furnished in the ordinary course of business and other than obligations set forth in Material Contracts;

(k)          any costs relating to fines, penalties or other similar monetary items levied by any Governmental Authority and arising out of Seller’s or its Affiliates’ ownership and operation of the Seller’s Assets prior to the Closing; and

(l)           all Liabilities related to or otherwise arising out of Seller’s or its Affiliates’ employment of the Business Employees who do not become Transferred Employees, and all liabilities related to or otherwise arising out of Seller’s or its Affiliates’ employment of the Business Employees who do become Transferred Employees to the extent arising prior to the Closing (including all liabilities arising under or relating to any employee benefit or similar plan or any previous benefit or similar plan maintained by Seller or its applicable Affiliates prior to the Closing for the benefit of the Business Employees).

10.2        Plugging and Abandonment of Wells, Removal of Facilities.

Upon and after Closing, Purchaser assumes full responsibility and liability for all plugging, abandonment and restoration obligations with respect to the Properties acquired, regardless of whether such obligations relate or are attributable to the ownership or operation of the Properties prior to or after the Effective Time, and including, but not limited to, the obligation to:

(i)          plug and abandon (or re-plug) any and all Wells (whether producing, not producing or abandoned or plugged prior to or after the Effective Time);

(ii)         remove and dispose of all structures, equipment and facilities that are part of the Assets and that are located on or comprising Oil and Gas Interests;

(iii)        restore each Mineral Interest and well site(s) associated with the Oil & Gas Interests, including the surface, and subsurface;

(iv)        cleanup and dispose of any equipment or materials contaminated with NORM or asbestos; and

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(v)         perform the foregoing and all other obligations related to the foregoing that arise by contract, lease terms, applicable Law or demands of Governmental Authorities;

all to be performed in a good and workmanlike manner and in accordance with lease and contract obligations and applicable Law.

10.3        Environmental Obligations.

Upon and after Closing, Purchaser assumes any and all liabilities and obligations arising out of, related to, or connected with, the environmental condition of the Assets acquired by such Purchaser (“Environmental Obligations”), including without limitation, claims arising out of the following circumstances, conditions, occurrences, events and activities on or related to the Assets, regardless of whether occurring, or arising or resulting from any acts or omissions of Seller prior to the Effective Time or the condition of the Assets when acquired:

(a)          Environmental pollution or contamination, including pollution or contamination of the soil, subsurface, groundwater or air by hydrocarbons, brine, hazardous wastes, hazardous substances, asbestos, NORM or otherwise;

(b)          Underground injection activities and waste disposal occurring on any of the Properties;

(c)          Cleanup responses, and the cost of remediation, control, assessment or compliance, with respect to surface and subsurface pollution;

(d)          Disposal on the Properties of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership or operation of the Properties; and

(e)          Compliance or noncompliance with, or satisfaction of remedies (to include, but not be limited to, cost reimbursement, fines and/or penalties, if any) provided under any Environmental Law excluding fines or penalties arising before the Effective Time.

Notwithstanding the foregoing, the Environmental Obligations do not include any Losses related to, arising out of, or resulting from (i) the disposal or transportation of any Hazardous Substances from any of the Assets to any location not on the Assets or lands unitized therewith prior to the Closing, or (ii) fines, penalties or other similar monetary obligations levied by any Governmental Authority arising out of Seller’s or its Affiliates’ ownership and operation of the Assets prior to the Closing.

10.4       Abandonment Security for Assumed Obligations.

(a)          On or before each anniversary of the Closing Date, ULTRA will deliver to SWEPI (to the attention of “Shell Legacy Representative”) a report describing the status of all the obligations under Section 10.2 of this Agreement (the “Secured Obligations”), such report to include without limitation the following:

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(i)          An update of contact information for the primary personnel within ULTRA’s organization who are involved with the fulfillment of the Secured Obligations;

(ii)         An update of the progress of the Secured Obligations consisting of a list of wells plugged and reclaimed during the previous year; and

(iii)        Any changes to ownership status due to a conveyance or assignment that alter the party responsible for fulfilling the Secured Obligations.

(b)          Conveyance or assignment of the Secured Obligations to another party does not release ULTRA from its obligations under Sections 10.1, 10.2 or 10.3 and will not affect the validity of the ULTRA Parent Company Guaranty.

(c)          ULTRA will use commercially reasonable efforts to require any successor or assignee of its rights in the Properties to agree to be bound by Section 10.4(a) as though such successor or assignee were the Purchaser hereunder. If such successor or assignee agrees to be bound by such Section 10.4(a), ULTRA's obligations under Section 10.4(a) shall terminate accordingly. If such successor or assignee does not agree to be bound by such Section 10.4(a), ULTRA's obligations under Section 10.4(a) shall continue.

ARTICLE 11 – INDEMNIFICATION

11.1       Indemnification.

(a)          Following the Closing, Purchaser shall indemnify, defend and hold harmless Seller and each member of Seller Group from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) asserted against, resulting from, imposed upon or incurred by Seller or a member of the Seller Group to the extent caused by, arising out of or resulting from:

(i)          any breach of any of the representations or warranties of Purchaser contained in Section 6.3 of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such breach of representations and warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date and period), in each case, without regard to any qualification in such representation or warranty with respect to materiality or Material Adverse Effect;

(ii)         the failure of Purchaser to perform any of the covenants or agreements of Purchaser contained in this Agreement;

(iii)        the Assumed Obligations, including, for the avoidance of doubt, all of Purchaser’s obligations described in Sections 10.1, 10.2 and 10.3;

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(iv)       any obligations for a brokerage or finder’s fee or commission incurred by Purchaser in connection with the transactions contemplated by this Agreement;

(v)        any violation or alleged violation of securities laws by Purchaser in connection with the Assets and any claim arising out of Purchaser’s dealings with its partners, investors, lender, assignees or other third Persons in connection with the transactions evidenced by this Agreement;

(vi)        Purchaser’s ownership or operation of any portion of the Assets that may be re-conveyed or reassigned to Seller pursuant to the provisions of this Agreement; and

(vii)       the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(a).

(b)          Subject to Section 11.1(d) of this Agreement, following Closing, Seller shall indemnify, defend and hold harmless Purchaser and each member of Purchaser Group, from and against all Losses asserted against, resulting from, imposed upon or incurred by Purchaser or a member of Purchaser Group to the extent caused by, arising out of or resulting from:

(i)         any breach of any of the representations or warranties of Seller contained in Section 6.1 of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such breach of representations and warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date and period), in each case, without regard to any qualification in such representation or warranty with respect to materiality or Material Adverse Effect;

(ii)         the failure of Seller to perform any of the covenants or agreements of Seller contained in this Agreement;

(iii)        the Excluded Assets;

(iv)        the Retained Obligations;

(v)       any violation or alleged violation of securities laws by Seller in connection with the Assets and any claim arising out of Seller’s dealings with its partners, investors, lender, assignees or other third Persons in connection with the transactions evidenced by this Agreement;

(vi)        any obligations for a brokerage or finder’s fee or commission incurred by Seller in connection with the transactions contemplated by this Agreement; and

(vii)       the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(b).

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(c)          EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 11.1(a) OR 11.1(b), REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

(d)          Notwithstanding anything to the contrary in this Agreement, the liability of Seller and Purchaser under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(i)          Except for the Fundamental Representations, which survive indefinitely, the representations and warranties of the Parties set forth in this Agreement shall survive the Closing Date for a period of one (1) year and all representations and warranties of the Parties under this Agreement shall terminate one year after the Closing Date; provided, however, that any such representation or warranty for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (“Claim Notice”) delivered in good faith in compliance with the requirements of this Section 11.1(d) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

(ii)         Notwithstanding anything to the contrary herein, in no event shall:

A.           Seller or Purchaser be liable to the other for punitive, exemplary, consequential, or special damages (except where such damages constitute part of a claim of a third Person which is indemnified pursuant to the provisions of this Agreement); and

B.           Seller indemnify Purchaser, or be otherwise liable to Purchaser, for any Losses arising from a breach of a representation or warranty of Seller that is not a Fundamental Representation (A) for any individual claim for Loss that does not exceed $100,000 (the “Individual Threshold”) and (B) until Purchaser has suffered Losses (in excess of the Individual Threshold) (such Losses, “Qualifying Losses”) in the aggregate in excess of the Aggregate Indemnity Deductible, after which point Seller will be obligated only to indemnify Purchaser for all Qualifying Losses incurred, not simply the amount of Qualifying Losses in excess of the Aggregate Indemnity Deductible.

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C.           SWEPI, where SWEPI is Seller, indemnify ULTRA or the members of ULTRA’s Purchaser Group, where ULTRA is Purchaser, under Sections 11.1(b)(i) (except for the Fundamental Representations, which shall not be capped) and 11.1(b)(ii) in excess of TWO HUNDRED AND TWENTY FIVE MILLION DOLLARS ($225,000,000.00) in the aggregate.

D.           ULTRA, where ULTRA is Seller, indemnify SWEPI or the members of SWEPI’s Purchaser Group, where SWEPI is Purchaser, under Sections 11.1(b)(i) (except for the Fundamental Representations, which shall not be capped) and 11.1(b)(ii) in excess of NINETY MILLION DOLLARS ($90,000,000.00) in the aggregate.

(iii)        The amount of Loss subject to indemnification under Section 11.1(a) or (b) shall be reduced by the amount of insurance proceeds actually recovered or realized by the indemnified party from non-affiliated third parties in respect of the indemnification claim to which such insurance proceeds relate, net of any costs and expenses suffered or incurred in realizing such proceeds.

(iv)        Notwithstanding anything stated herein to the contrary, neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 11 with respect to any item for which a specific adjustment has already been made under the terms of this Agreement.

(v)         Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall mitigate, in accordance with applicable law, all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(e)          All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 11.1(e). Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third Person, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except to the extent that the defense of such claim is materially prejudiced by the failure to give such notice. The Indemnifying Party shall have twenty (20) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party), all costs of which shall be included as Losses in respect of such claim for indemnification. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, so long as (1) the Indemnifying Party conducts such defense diligently and (2) the Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party and no claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability. This Section 11.1(e) shall not apply to direct claims between the Parties.

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11.2        Exclusive Remedy.

If Closing occurs, the indemnities set forth in this Article 11 and the remedies expressly provided for in this Article 11 shall be the sole and exclusive remedies of the Purchaser, Purchaser Group, Seller and Seller Group for any Loss or claim of Loss arising out of relating to this Agreement; provided, however, nothing in this Section 11.2 shall be deemed to affect any Person’s right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement (whether or not such covenant is set forth in Article 7). Purchaser releases and forever discharges Seller and their Affiliates and their respective officers, directors, managers, members, employees, agents, advisors and representatives from any and all Losses whatsoever, in law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising from this Agreement, the ownership, use or operation of the acquired Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller or any of its Affiliates, and rights under insurance maintained by Seller or any of its Affiliates, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND FOR THE AVOIDANCE OF DOUBT, EACH PARTY AGREES THAT THE OTHER PARTY EXPRESSLY DOES NOT CONSENT TO AND EXPRESSLY DOES NOT WAIVE ANY CLAIMS AGAINST THE OTHER PARTY FOR INTENTIONAL OR WILLFUL FRAUD.

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ARTICLE 12 – CASUALTY LOSS

12.1        Casualty Loss Prior to Closing.

  (a)        Casualty Loss Procedure. Prior to Closing, if a portion of the Assets is damaged or destroyed by fire, vandalism, theft, or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), and the resulting losses from such Casualty Loss exceeds $100,000, the respective Seller shall promptly advise Purchaser thereof in writing and Purchaser shall purchase the affected Assets at Closing and the cash consideration paid at Closing shall be adjusted by Seller’s good faith estimated cost to repair or replace, as applicable, such Assets (with equipment, properties or assets of similar utility or value) up to, in the case of Oil and Gas Interests, the Allocated Value or Value thereof, net of any payments as may be received from Seller’s insurers and paid to Purchaser at or prior to Closing (which payments paid to Purchaser shall not adjust the consideration paid at Closing) attributable to any applicable insurance claims made on such Casualty Loss (the net adjustment being the “Estimated Net Casualty Loss”). Seller shall retain all rights to insurance, condemnation awards, and other claims against third Persons with respect to the casualty or taking except to the extent the Parties otherwise agree in writing; provided, however, (a) if the cost of such insurance is included as a Property Expense for which Purchaser is liable or Purchaser otherwise assumes such cost under this Agreement, then Seller shall take such action as may be reasonably necessary to cause Purchaser to receive the benefit of such insurance and (b) Seller shall take such action as may be reasonably necessary to cause Purchaser to receive the benefit of all claims against third Persons (including the assignment of such claims) with respect to such Casualty Loss (excluding claims for repair costs to the extent such costs have resulted in an adjustment in the applicable cash consideration pursuant to the Final Accounting). To the extent an adjustment is made at Closing by the Estimated Net Casualty Loss of any Casualty Loss, then promptly after Purchaser determines the actual cost to repair or replace, as applicable, the Assets affected by such Casualty Loss (such cost not to exceed, in the case of an Oil and Gas Interest, the Allocated Value or Value of such Oil and Gas Interest), Purchaser shall give written notice thereof to Seller. If the Actual Net Casualty Loss is more than the Estimated Net Casualty Loss, Seller shall pay Purchaser the amount of such difference. If the Actual Net Casualty Loss is less than the Estimated Net Casualty Loss, Purchaser shall pay to Seller the amount of such difference. Any such payment by a Party shall be made by wire transfer of immediately available funds within five days following Purchaser’s notice of the Actual Net Casualty Loss.

(b)          Accounting Referee. If Purchaser and Seller are unable to agree on the amount of the Casualty Loss, the Value of an affected Asset or any other adjustments set forth in Section 12.1(a), Closing shall not be delayed, the cash consideration paid at Closing shall be adjusted by Seller’s estimate referred to in Section 12.1(a) above, and any dispute, controversy, or matters of difference relating to the Casualty Loss shall be resolved by Accounting Referee designated in accordance with the provisions of Section 8.1. Each Party shall have the right to deliver to the Accounting Referee (with a copy to the other Party) a written presentation as to its position within 20 days after the engagement of the Accounting Referee. The Accounting Referee shall render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee. Seller and Purchaser shall each be responsible for one-half of the fees and expenses of the Accounting Referee.

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ARTICLE 13 – TERMINATION

13.1        Termination.

This Agreement may be terminated by either Party by written notice to the other Party at any time if the Closing has not occurred on or before:

(a)          in the case that any material consents from and filings with any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall not have been obtained, satisfied or waived by the Parties (including under the HSR Act), the date that is one hundred and eighty (180) days after the Execution Date; and

(b)          in any other case, the date that is ninety (90) days after the Execution Date;

(each of the above being an “Outside Date”).

In addition to (a) and (b) above, this Agreement may be terminated at any time after the Execution Date and before the Closing Date only:

(c)          by the mutual written consent of the Seller and Purchaser;

(d)          by Seller, or by Purchaser, by written notice to the other Parties, if a Governmental Authority shall have issued an injunction, order or award or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order, award or other action shall have become final and non-appealable;

(e)          by Seller, by written notice to Purchaser, if Purchaser breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to result (or would result if Closing were scheduled to occur at the time of the breaching party’s receipt of notice of termination of this Agreement) in the failure of a condition set forth in Section 5.1.2, and (ii) cannot be cured or, if curable, is not or are not cured within the earlier of (1) thirty (30) days after written notice from Seller and (2) the Outside Date; and

(f)          by Purchaser, by written notice to Seller, if Seller breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, result (or would result if Closing were scheduled to occur at the time of the breaching party’s receipt of notice of termination of this Agreement) in give rise to the failure of a condition set forth in Section 5.1.1, and (ii) cannot be cured or, if curable, is not or are not cured within the earlier of (1) 30 days after written notice from Purchaser and (2) the Outside Date; or

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(g)          by either Seller or the Purchaser, if under the HSR Act or otherwise, the Federal Trade Commission (the “FTC”) or the U.S. Department of Justice (“DOJ”) shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 13.1(g), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding). For purposes of clarity, issuance of a second request by either the FTC or the DOJ shall not constitute a proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement.

Notwithstanding the foregoing, no Party shall be entitled to terminate this Agreement under the first sentence of this Section 13.1 or Section 13.1(e) or (f), if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.1.1, if Purchaser is then seeking termination, or Section 5.1.2, if Seller is then seeking termination.

13.2        Effect of Termination.

(a)          If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force and effect, (except for the provisions of Section 1.1, Article 1, Section 6.1(l), Section 6.3(h-i), Section 7.4, Section 11.1(a)(iv), Section 11.1(a)(v), Section 11.1(b)(v), Section 11.1(b)(vi), Article 13, Article 14 and all other waivers, disclaimers and releases that are in bold and/or that are capitalized in this Agreement, Section 15.1, Section 15.2, Section 15.4, Section 15.5, Section 15.6, Section 15.8, Section 15.9, Section 15.10 and its subsections, Section 15.11, Section 15.15, Section 15.16, Article 16, and the Confidentiality Agreement, all of which shall continue in full force and effect in accordance with their terms.

(b)          If Closing does not occur because ULTRA wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement or because this Agreement is terminated as of right by SWEPI, in its capacity as Seller or Purchaser, under Section 13.1(e) or Section 13.1(f), SWEPI shall be entitled to retain the Performance Deposit and to exercise all other remedies arising at law or in equity by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 13.1 or specific performance.

(c)          If Closing does not occur because SWEPI wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement or because this Agreement is terminated as of right by ULTRA, in its capacity as Seller or Purchaser, under Section 13.1(e) or Section 13.1(f), SWEPI shall immediately return the Performance Deposit to ULTRA, and ULTRA shall have the right to exercise all other remedies arising at law or in equity by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 13.1 or specific performance.

(d)          If this Agreement is terminated, Purchaser shall return or destroy (whichever is required pursuant to the terms of the Confidentiality Agreement) to Seller on or before the fifth Business Day thereafter all copies of the Records and other information in the possession of Purchaser or obtained or generated by Purchaser pursuant to the Confidentiality Agreement any provision of this Agreement and such Records and information shall remain subject to the provisions of the Confidentiality Agreement.

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ARTICLE 14 – DISCLAIMERS; WAIVERS, RELEASES

14.1        Sale “As Is” “Where Is”/ Release for Physical and Environmental Condition.

PURCHASER REPRESENTS THAT IT HAS INSPECTED OR HAS OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND AGREES TO ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS. PURCHASER ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE MINERAL INTERESTS. EACH PURCHASER ACKNOWLEDGES THAT THE PROPERTIES IT IS ACQUIRING MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO SELLER OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY; BUT EACH SELLER AGREES THAT THIS SENTENCE SHALL IN NO WAY IMPACT, WHETHER TO INCREASE OR DIMINISH, THE RETAINED OBLIGATIONS OR THE ASSUMED OBLIGATIONS.

Except as expressly set forth in this agreement or any other transaction document, PURCHASER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP but excluding gross negligence and willful misconduct, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES BEFORE OR AT THE EFFECTIVE TIME. WITHOUT LIMITING THE ABOVE but subject to the express terms set forth in this agreement and any other transaction document, PURCHASER WAIVES ANY RIGHT TO RECOVER FROM SELLER OR ANY MEMBER OF SELLER GROUP AND FOREVER RELEASES AND DISCHARGES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL LAW AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES AT OR PRIOR TO THE EFFECTIVE TIME, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER OR ANY MEMBER OF SELLER GROUP, except IF CAUSED BY THE gross NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY MEMBER OF SELLER GROUP PRIOR TO CLOSING.

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14.2        DISCLAIMER OF WARRANTIES FOR ASSETS.

PURCHASER ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE CONSIDERATION EXCHANGED BY THE PARTIES, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

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14.3        DISCLAIMER REGARDING INFORMATION.

SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PURCHASER HEREBY WAIVES, AND ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND PURCHASER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

14.4        DISCLAIMER REGARDING ASBESTOS AND NORM.

PURCHASER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE ASSETS MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). PURCHASER SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND/OR LOCATED ON A MINERAL INTEREST MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A PROPERTY. PURCHASER UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

14.5        DISCLAIMER AS TO TITLE TO ASSETS AND PIPELINES.

EXCEPT AS MAY BE SPECIFICALLY PROVIDED IN THIS AGREEMENT AND THE ASSIGNMENT, EACH SELLER SHALL CONVEY SELLER’S INTERESTS IN AND TO THE ASSETS TO PURCHASER WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED. EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, THE ASSIGNMENT OR ANY OTHER TRANSACTION DOCUMENT, SELLER DOES NOT MAKE OR PROVIDE (AND SELLER HEREBY EXPRESSLY DISCLAIMS) AND PURCHASER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE MINERAL INTERESTS, INCLUDING LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTERESTS OR PERCENTAGE NET REVENUE INTERESTS.

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14.6        CONSPICUOUSNESS.

PURCHASER AND SELLER ACKNOWLEDGE THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS ARTICLE 14 AND ELSEWHERE IN THIS AGREEMENT ARE CONSPICUOUS.

ARTICLE 15 – ADMINISTRATIVE PROVISIONS

15.1        Expenses of Sale.

Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

15.2        Third Party Rights.

Except as to those indemnity obligations owed to the indemnified Persons listed in Section 11.1(a) or 11.1(b), and the indemnity, release and waiver provisions in this Agreement in favor of the Seller Group, notwithstanding any other provision of this Agreement, this Agreement shall not create any rights or benefits in favor or on behalf of any person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other Person), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

15.3        Further Actions.

Purchaser and Seller further agree that they will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Agreement, including, to the extent necessary, causing their Affiliates to take any action as may be necessary, or advisable, to cause the Parties to obtain the benefits intended by this Agreement.

15.4        Assignment.

15.4.1     Assignment of Agreement.

Except as provided in Section 2.5, neither Party shall assign this Agreement or any of its rights or obligations under this Agreement prior to Closing without obtaining the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Party shall be void.

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15.4.2     Further Assignment of Oil and Gas Interests.

Purchaser may assign its rights under this Agreement to its assignee of any of the Assets; however, (i) this Agreement shall remain in effect between Purchaser and Seller regardless of such assignment, and such permitted assignment shall not constitute a release or novation of any obligation or liability owed by Purchaser to Seller under this Agreement; and (ii) Purchaser shall require its successors and assigns to expressly assume the Assumed Obligations and all of its other duties, responsibilities and obligations under this Agreement, to the extent related or applicable to the Assets or the portion thereof acquired by them, but such assumption shall not release Purchaser from any such Assumed Obligation or other duty, responsibility or obligation; and (iii) no such assignment will in any way relieve the Purchaser of any obligations under Section 10.1.

15.5        Notices.

Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by hand delivery, express courier, delivery service, email, facsimile machine or by depositing same in the United States Mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt (or upon the date of attempted delivery where delivery is refused). Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means), and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service. For purposes of notice, the addresses of the Parties shall be as follows:

SWEPI:

EXPRESS MAIL

SWEPI LP

Contract and Joint Ventures

Attn: Jeff Turnbull

150 N. Dairy Ashford

Houston, TX 77079

Telephone - (281) 544-4737

Facsimile - (281) 544-4006

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ULTRA:

Ultra Resources, Inc.
UPL Pinedale, LLC
400 N. Sam Houston Parkway E., Suite 1200
Houston, TX 77060

Attn: Michael D. Watford

Telephone - (281) 876-0120

Facsimile - (281) 876-2831

or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.

15.6        Public Announcements.

The Parties agree that prior to any Party making any public announcement or statement with respect to the transaction contemplated by this Agreement, such Party shall obtain the written approval of the other Parties to the text of such announcement or statement, which approval may be withheld for any reason. Nothing contained in this Section shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Authority and/or the public to the extent required by applicable Law or stock exchange regulation; provided that a Party required to make such a disclosure shall consult with the other Party prior to making such disclosure.

15.7        Time Limits; Waiver.

Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. Subject to the foregoing, however, the failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

15.8        Applicable Law.

The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the Laws of the State of Texas without giving effect to principles of conflicts of Laws, except as to title issues, which shall be governed by Wyoming law with respect to the SWEPI Assets, and by Pennsylvania law with respect to the ULTRA Assets.

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15.9        Severance of Invalid Provisions.

In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions or portions thereof of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision or portion thereof shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

15.10      Construction & Interpretation.

The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

15.10.1   Headings for Convenience.

Except for the definition headings, all the table of contents, captions, numbering sequences, paragraph headings and punctuation used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this Agreement.

15.10.2   Gender & Number.

The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

15.10.3   Independent Representation.

Each Party has had the benefit of independent legal representation with respect to the subject matter of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arms’ length negotiations from equal bargaining positions. This Agreement shall be construed fairly and reasonably and not more strictly against one Party than another, on the basis of who drafted this Agreement or any provision hereof.

15.10.4   Section References.

Unless otherwise stated, references in this Agreement to articles, sections or subsections are references to the articles, sections or subsections of this Agreement.

15.10.5   Including. The word “including” (in its various forms) means “including without limitation.”

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15.11      Days.

If a deadline falls on a day that is not a Business Day, then the deadline will extend to the next Business Day.

15.12      Integrated Agreement.

This Agreement, the Exhibits and Schedules attached and incorporated herein, the Confidentiality Agreement, and the instruments delivered at or in connection with the Closing hereunder (“Transaction Documents”) contain the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written, between the Parties other than those included in the Transaction Documents. Upon execution of this Agreement by all Parties, this Agreement, the Exhibits and Schedules attached and incorporated herein, shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement. Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in the Transaction Documents. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with any other term or condition of this Agreement.

15.13      Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

15.14      Multiple Counterparts.

This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

15.15      Fair Notice Disclosure Statement.

PURCHASER’S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT THAT REQUIRE PURCHASER TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS IRRESPECTIVE OF THE STRICT LIABILITY OF SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER.

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15.16      WAIVER OF CONSUMER RIGHTS UNDER THE DTPA.

PURCHASER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “TEXAS DTPA”)), AND THAT IT HAS ASSETS OF $25,000,000.00 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR IS OWNED BY AN ENTITY THAT HAS ASSETS OF MORE THAN $25,000,000.00, AND THAT THEREFORE IT IS NOT A “CONSUMER” FOR PURPOSES OF THE TEXAS DTPA, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DTPA, TO THE EXTENT ANY SUCH PROVISION MAY BE APPLICABLE, AND OF ANY OTHER APPLICABLE DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION LEGISLATION OF ANY JURISDICTION, EXCEPT THAT PURCHASER DOES NOT WAIVE ANY PROVISION FOR WHICH, BY EXPRESS PROVISION OF LAW, A WAIVER BY PURCHASER CANNOT BE EFFECTIVE.

15.17     Joint and Several Liability.

Ultra Seller and Ultra Purchaser shall be jointly and severally liable for their respective obligations under the Agreement.

15.18     Information on Exhibits and Schedules.

The information on Exhibit A-1, Exhibit A-2, Exhibit B-1a and Exhibit B-2 about working interests, net revenue interests, gross acres, net acres, company acres or similar information related to Seller’s ownership of the Mineral Interests described in such exhibits is being furnished solely for the convenience of Purchaser, and it is in all respects subject to the disclaimers and qualifications regarding information furnished by Seller in this Agreement. As an agreed condition to Seller furnishing such information, and notwithstanding anything to the contrary in this Agreement, Purchaser waives any and all claims of every nature whatsoever against Seller, each member of the Seller group, and any person acting on behalf of Seller, with respect to the completeness or accuracy of such information.

15.19     Supremacy Clause – Settlement Agreement.

The terms and conditions of the Settlement Agreement shall prevail in the event of a conflict with the terms, conditions, or requirements of this Agreement.

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ARTICLE 16 – DISPUTE RESOLUTION

The Parties agree that, in the event of a dispute under, in connection with, or related to this Agreement, the mandatory venue shall exclusively be in the state courts of Harris County, Texas. The Parties waive any claim that the above named courts do not have personal jurisdiction or venue over the Parties or that the proceeding is brought in an inconvenient forum. Furthermore, each Party hereby irrevocably waives its respective rights to trial by jury in respect of any disputes arising under, in connection with, or related to this Agreement.

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written, effective as of the Effective Time.

SWEPI:

SWEPI LP

By:	/s/ Paul van Hoorn
Printed Name:	Paul Van Hoorn
Title:	Attorney-in-Fact

ULTRA:

UPL PINEDALE, LLC

By:	/s/ Michael D. Watford
Printed Name:	Michael D. Watford
Title:	President

ULTRA RESOURCES, INC.

By:	/s/ Michael D. Watford
Printed Name:	Michael D. Watford
Title:	President